Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
UP TO 2,038,977 ORDINARY SHARES
of
RETALIX LTD.
at
$6.00 NET PER SHARE
by
RONEX HOLDINGS, LIMITED PARTNERSHIP

IN AN OFFER BEING CONDUCTED IN THE UNITED STATES AND ISRAEL

THE INITIAL OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK TIME, OR 5:00 P.M., ISRAEL TIME, ON THURSDAY, FEBRUARY 19, 2009, UNLESS THE OFFER IS EXTENDED.

        We, Ronex Holdings, Limited Partnership, a limited partnership organized under the laws of the State of Israel, are offering to purchase up to 2,038,977 ordinary shares, NIS 1.00 par value per share, of Retalix Ltd., or Retalix shares, at the price of $6.00 per Retalix share, net to you (subject to withholding taxes, as applicable), in cash, without interest. As of December 31, 2008, there were 20,389,771 Retalix shares issued and outstanding.

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS,

(I)	RETALIX SHARES THAT REPRESENT 5.0% OF THE ISSUED AND OUTSTANDING RETALIX SHARES AND VOTING POWER (CURRENTLY, 1,019,489 RETALIX SHARES) ON THE INITIAL COMPLETION DATE (AS DEFINED BELOW) ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE COMPLETION OF THE INITIAL OFFER PERIOD (AS DEFINED BELOW); AND

(II)	IN ACCORDANCE WITH ISRAELI LAW, AT THE COMPLETION OF THE INITIAL OFFER PERIOD, THE AGGREGATE NUMBER OF RETALIX SHARES VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN MUST EXCEED THE AGGREGATE NUMBER OF RETALIX SHARES REPRESENTED BY NOTICES OF OBJECTION TO THE CONSUMMATION OF THE OFFER;

        THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 11, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

        THE OFFER IS NOT CONDITIONED ON THE AVAILABILITY OF FINANCING OR THE APPROVAL OF THE BOARD OF DIRECTORS OF THE COMPANY.

        IF MORE THAN 2,038,977 RETALIX SHARES ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN IN THE UNITED STATES AND ISRAEL IN THE AGGREGATE, WE WILL PURCHASE A PRO RATA NUMBER OF RETALIX SHARES FROM ALL TENDERING SHAREHOLDERS, SO THAT WE WOULD PURCHASE NO MORE THAN 2,038,977 RETALIX SHARES.

        THE INITIAL PERIOD OF THE OFFER WILL EXPIRE AT 10:00 A.M., NEW YORK TIME, OR 5:00 P.M., ISRAEL TIME, ON THURSDAY, FEBRUARY 19, 2009, UNLESS THE INITIAL PERIOD OF THE OFFER IS EXTENDED. WE REFER TO THIS PERIOD, AS MAY BE EXTENDED, AS THE INITIAL OFFER PERIOD. UPON THE TERMS OF, AND SUBJECT TO THE CONDITIONS TO, THE OFFER, IF PRIOR TO THE COMPLETION OF THE INITIAL OFFER PERIOD, ALL THE CONDITIONS TO THE OFFER ARE SATISFIED OR, SUBJECT TO APPLICABLE LAW, WAIVED BY US, WE WILL PROVIDE YOU WITH AN ADDITIONAL FOUR CALENDAR-DAY PERIOD, UNTIL 10:00 A.M., NEW YORK TIME, OR 5:00 P.M., ISRAEL TIME, ON MONDAY, FEBRUARY 23, 2009, DURING WHICH YOU MAY TENDER YOUR RETALIX SHARES. WE REFER TO THIS ADDITIONAL PERIOD AS THE ADDITIONAL OFFER PERIOD. THE EXPIRATION OF THE ADDITIONAL OFFER PERIOD WILL CHANGE IF WE DECIDE TO EXTEND THE INITIAL OFFER PERIOD. SEE SECTION 1 AND SECTION 11.

        The Retalix shares are listed on the Nasdaq Global Select Market, or Nasdaq, under the ticker symbol “RTLX” and on the Tel Aviv Stock Exchange Ltd., or the TASE. On January 12, 2009, the last trading day before we announced our intention to commence the offer, the closing sale price of the Retalix shares was $5.88 on Nasdaq and NIS 23.66 ($6.07 based on an exchange rate of NIS 3.8950 per United States dollar as of January 12, 2009) on the TASE. We encourage you to obtain current market quotations for the Retalix shares before deciding whether to tender your Retalix shares. See Section 6.

In the United States, the Information Agent for the Offer is:
Georgeson Inc.

In Israel, information concerning the offer is available from our legal counsel:
Naschitz, Brandes & Co.

January 15, 2009

IMPORTANT

        The offer is being conducted simultaneously in the United States and Israel. Pursuant to the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder relating to tender offers, to which we collectively refer as the Israeli Securities Law, we have filed this offer to purchase together with a cover statement in the Hebrew language with the Israeli Securities Authority, or the ISA, and the Tel Aviv Stock Exchange Ltd., or the TASE. We have also filed an English translation of the cover statement from the Hebrew language as an exhibit to the Schedule TO that we filed with the United States Securities and Exchange Commission, or the SEC.

        The offer has not been approved or disapproved by the SEC, any state securities commission, or the ISA, nor has the SEC, any state securities commission or the ISA passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

        We have not authorized any person to make any recommendation on our behalf as to whether you should or should not tender your Retalix shares in the offer. You should rely only on the information contained in this offer to purchase and the other related documents delivered to you or to which we have referred you. We have not authorized any person to give any information or to make any representation in connection with the offer, other than those contained in this offer to purchase and the other related documents delivered to you or to which we have referred you. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us.

        Holders of Retalix shares who hold their Retalix shares through a TASE member, or who are named as holders of Retalix shares in the Register of Shareholders of Retalix in Israel, should tender their Retalix shares to Clal Finance Batucha Investment Management Ltd., who, with its affiliates, serves as the Israeli Depositary, pursuant to the applicable instructions in Section 3. All other holders of Retalix shares should tender their Retalix shares to American Stock Transfer & Trust Company, the U.S. Depositary (which we refer to together as the Depositaries), pursuant to the applicable instructions in Section 3. For the addresses and telephone numbers of our Depositaries, see the back cover of this offer to purchase.

        Upon the terms of, and subject to the conditions to, the offer (including any terms of, and conditions to, any extension or amendment), subject to proration, we will accept for payment and pay for the Retalix shares that are validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on Thursday, February 19, 2009, unless and until we extend the period of time during which the initial period of the offer is open. This period, as may be extended, is referred to as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date. We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us. As required by Israeli law, if the conditions to the offer are satisfied or, subject to applicable law, waived by us, then if, with respect to each Retalix share owned by you,

—	you have not yet responded to the offer,

—	you have notified us of your objection to the offer, or

—	you have validly tendered such Retalix share but have properly withdrawn your tender during the Initial Offer Period,

then you will be afforded an additional four calendar-day period, until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on Monday, February 23, 2009, during which you may tender each such Retalix share. We refer to this additional period as the Additional Offer Period. The date of completion of the Additional Offer Period will change if we decide to extend the Initial Offer Period. Retalix shares tendered during the Initial Offer Period may be withdrawn at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, but not during the Additional Offer Period. See Section 1, Section 4 and Section 11.

        Any questions and requests for assistance may be directed to Georgeson Inc., our Information Agent in the United States, or Naschitz, Brandes & Co., our legal counsel in Israel, at their addresses and telephone numbers set forth on the back cover of this offer to purchase.

         Additional copies of this offer to purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or the Israeli Depositary upon request.

        Unless the context otherwise requires, all references in this offer to purchase to “Ronex,” “us,” “we,” and “our” are to Ronex Holdings, Limited Partnership, all references to “Retalix” are to Retalix Ltd., all references to “Nasdaq” are to the Nasdaq Global Select Market, all references to “TASE” are to the Tel Aviv Stock Exchange Ltd., all references to “dollars” or “$” are to United States dollars, all references to “NIS” are to New Israeli Shekel, and all references to the “Israeli Companies Law” are to the Israeli Companies Law 5759-1999.

        Unless the context otherwise requires, the percentages of the issued and outstanding Retalix shares and the percentages of the voting power of Retalix stated throughout this offer to purchase are based on 20,389,771 shares issued and outstanding as of December 31, 2008.

        Unless otherwise indicated or the context otherwise requires, for purposes of this offer to purchase, (i) an “Israeli business day” means any day other than a Friday, Saturday, or any other day on which the banks in both Israel and the U.S. are permitted not to be open for business and (ii) a “U.S. business day” means any day other than a Saturday, Sunday, U.S. federal holiday or any other day on which the banks in the U.S. are permitted not to be open for business.

SUMMARY TERM SHEET

        This summary term sheet is a brief summary of the material provisions of this offer to purchase up to 2,038,977 ordinary shares of Retalix, par value NIS 1.00 per share (which we refer to as Retalix shares) being made by Ronex, and is meant to help you understand the offer. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this offer to purchase, and the information contained in this summary term sheet is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this offer to purchase. The following are some of the questions you, as a shareholder of Retalix, may have about us and the offer and answers to those questions. We recommend that you read carefully this entire offer to purchase, the Letter of Transmittal and other related documents delivered to you prior to making any decision regarding whether to tender your shares.

WHO IS OFFERING TO BUY MY SECURITIES?

—	We, Ronex Holdings, Limited Partnership, are an Israeli limited partnership formed in 2008 for the sole purpose of acquiring shares in Retalix. Our limited partners are FIMI Israel Opportunity Fund II, Limited Partnership, FIMI Opportunity II Fund, L.P., FIMI Israel Opportunity IV, Limited Partnership and FIMI Opportunity IV, L.P. which are limited partnerships that are part of a group of private equity funds known as the FIMI Funds. The FIMI Funds invest in companies that are predominantly located in Israel or that have significant ties or relations to Israel.

—	We are controlled by our general partner Ronex Holdings Ltd., a private company limited by shares that is owned in equal parts by FIMI Opportunity 2005 Ltd. and FIMI IV 2007 Ltd., the two managing general partners of the FIMI Funds, and each entity in a chain of ownership that leads up from Ronex Holdings Ltd. to Mr. Ishay Davidi, the founder of the FIMI Funds. These entities, in addition to FIMI Opportunity 2005 Ltd. and FIMI IV 2007 Ltd., are Ishay Davidi Management Ltd. and Ishay Davidi Holdings Ltd. See Section 9. Because they control us and helped to structure our offer, our offer may be deemed to be made on behalf of these controlling persons, and in this offer to purchase we refer to them and us collectively as our "bidder group."

HOW MANY SHARES ARE SOUGHT IN THIS OFFER?

—	Subject to certain conditions, we are offering to purchase up to 2,038,977 Retalix shares, representing approximately 10% of the issued and outstanding Retalix shares and of the voting power of Retalix. See Section 1.

—	If more than 2,038,977 shares are validly tendered and not properly withdrawn, we will purchase 2,038,977 shares on a pro rata basis from all shareholders who have validly tendered their shares in the Initial Offer Period and the Additional Offer Period and have not properly withdrawn their shares before the completion of the Initial Offer Period. The number of shares that we will purchase from each tendering shareholder will be based on the total number of shares validly tendered by all shareholders in the Initial Offer Period and the Additional Offer Period and not properly withdrawn before the completion of the Initial Offer Period. You may only withdraw previously tendered shares prior to the completion of the Initial Offer Period. See Section 1 and Section 4.

WHY ARE YOU CONDUCTING THIS OFFER?

        We are conducting the offer to increase our interest in Retalix because we believe in the long-term value of Retalix and in order to comply with the requirements of Israeli law. Under Israeli law, a purchase of shares of a public company may not be made other than by way of a “special tender offer” meeting certain requirements if, among other things, as a result of the purchase, the purchaser would own or would be deemed to beneficially own more than 25.0% of the aggregate voting power of the company and no other person owns at least 25.0% of the aggregate voting power of the company. On March 3, 2008 we entered into a shareholders agreement, or the Shareholders Agreement, with Mr. Barry Shaked, the president and chief executive officer of Retalix, and Mr. Brian Cooper, a member of Retalix’s board of directors, in which the parties agreed, among other things, to vote their respective ordinary shares for the election to Retalix’s board of directors of four directors designated by us and four directors designated by Messrs. Shaked and Cooper and two external directors, one of whom to be designated by us and the other to be designated by Messrs. Shaked and Cooper. By virtue of the Shareholders Agreement, each of the parties thereto may be deemed to beneficially own all the 5,038,331 ordinary shares held as of the date of the offer by all such parties, representing approximately 24.7% of the outstanding Retalix shares. Barry Shaked owns 1,033,479 Retalix shares and 391,518 options to purchase Retalix shares that have vested or will vest within 60 days of the date of this offer to purchase. Brian Cooper owns 751,485 Retalix shares as of the date of the offer. Accordingly, since we may be deemed to beneficially own approximately 24.7% of the issued and outstanding Retalix shares, in order for us to purchase additional Retalix shares that would increase our voting power of Retalix to more than 25.0% (together with Messrs. Shaked and Cooper), we are required to conduct the offer as a “special tender offer” meeting the requirements of Israeli law. See “Background to the Offer – Background” and “Background to the Offer – Purpose of the Offer; Reasons for the Offer.”

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

—	We are offering to pay $6.00 per Retalix share, net to you (subject to withholding taxes, as applicable), in cash, without interest. All shareholders tendering their Retalix shares in the offer will be paid solely in United States dollars. See “Introduction”, Section 1, Section 2; and, with respect to withholding taxes, Section 5.

WHAT PERCENTAGE OF THE RETALIX SHARES DO YOU CURRENTLY OWN AND HOW MUCH WILL YOU OWN IF THE OFFER IS COMPLETED?

—	We currently beneficially own 3,253,367 Retalix shares, representing approximately 16.0% of the issued and outstanding Retalix shares. By virtue of the Shareholders Agreement, each of parties thereto may be deemed to beneficially own all the 5,038,331 ordinary shares held by all parties to the Shareholders Agreement as of the date of the offer, representing approximately 24.7% of the outstanding Retalix shares.

—	Following the consummation of the offer, we will beneficially own approximately 26.0% of the issued and outstanding Retalix shares, if we purchase 2,038,977 Retalix shares, the maximum number of Retalix shares sought to be purchased in the offer and by virtue of the Shareholders Agreement, each of parties thereto may be deemed to beneficially own 7,077,308 Retalix shares, representing approximately 34.7% of the issued and outstanding Retalix shares.

See “Introduction” and Section 11.

WHAT IS THE MARKET VALUE OF MY RETALIX SHARES AS OF A RECENT DATE?

—	On January 12, 2009, the last trading day before we announced our intention to commence the offer, the closing sale price of the Retalix shares was $5.88 on Nasdaq and NIS 23.66 ($6.07 based on an exchange rate of NIS 3.8950 per United States dollar as of January 12, 2009) on the TASE. We recommend that you obtain a recent quotation for your Retalix shares prior to deciding whether or not to tender your Retalix shares. See Section 6.

DO YOU HAVE THE FINANCIAL RESOURCES TO PAY THE PURCHASE PRICE IN THE OFFER?

—	Yes. We possess all of the necessary funds to consummate the offer from cash on hand. The offer is not conditioned on the availability of financing.

—	According to Israeli law, to secure the payment for the Retalix shares tendered in the offer, the Israeli Depositary, which is a member of the TASE, has agreed to guarantee our obligation to pay for the Retalix shares. To secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the maximum number of Retalix shares that we are offering to purchase.

See Section 2 and Section 10.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

—	No. Because our offer is not conditioned on the availability of financing, we possess all of the necessary funds to consummate the offer from cash on hand, and we have deposited cash into an escrow account with the Israeli Depositary in an amount sufficient to pay for the maximum number of Retalix shares that we are offering to purchase, each member of our bidder group believes that our financial condition is not material to a decision to tender in our offer.

See Section 2 and Section 10.

CAN I OBJECT TO THE OFFER?

—	Yes. Pursuant to Israeli law, you may object to the offer. If you want to notify us of your objection to the offer you must complete and sign the accompanying Notice of Objection and deliver it prior to the completion of the Initial Offer Period on Thursday, February 19, 2009 (as may be extended) by following the applicable procedures and instructions described in Section 3. Under Israeli law, since following the consummation of the offer we (together with Messrs. Shaked and Cooper, the other parties to the Shareholders Agreement) may be deemed to be beneficial owners of more than 25.0% of the voting power of Retalix, the aggregate number of Retalix shares validly tendered in the offer and not properly withdrawn at the completion of the Initial Offer Period must exceed the aggregate number of Retalix shares represented by Notices of Objection to the offer. This is one of the conditions to the offer and if it is not met we will be prohibited from purchasing any Retalix shares tendered in the offer. See the answer to the question “What are the most significant conditions to the offer?” below, “Background to the Offer – Rights of Shareholders Who Do Not Accept the Offer” Section 3 and Section 11.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

—	Retalix shares representing 5.0% of the issued and outstanding shares and voting power of Retalix on the Initial Completion Date (currently, 1,019,489 Retalix shares) must be validly tendered and not properly withdrawn prior to the completion of the Initial Offer Period; and

—	At the completion of the Initial Offer Period, the aggregate number of Retalix shares validly tendered in the offer and not properly withdrawn (excluding Retalix shares held by us) must be greater than the aggregate number of Retalix shares represented by Notices of Objection to the offer.

The offer is not conditioned on the availability of financing or the approval of the board of directors of Retalix.

See “Background to the Offer – Rights of Shareholders Who Do Not Accept the Offer” and Section 11, which sets forth in full the conditions to the offer and describes those conditions to the offer that may be waived by us.

WHAT WILL HAPPEN IF THE CONDITIONS TO THE OFFER ARE NOT SATISFIED?

—	If any condition is not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any Retalix shares tendered in the offer, or, subject to applicable law, we may waive such conditions. See “Introduction”, Section 1 and Section 11.

HOW LONG DO I HAVE TO DECIDE WHETHER TO ACCEPT THE OFFER AND TENDER MY SHARES?

—	You may tender your Retalix shares until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on Thursday, February 19, 2009 (as may be extended). We refer to this period, as may be extended, as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date.

—	We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us. As required by Israeli law, if the conditions to the offer are satisfied or, subject to applicable law, waived by us, then if, with respect to each Retalix share owned by you,

—	you have not yet responded to the offer,

—	you have notified us of your objection to the offer, or

—	you have validly tendered such Retalix share but have properly withdrawn your tender during the Initial Offer Period,

you will be afforded an additional four calendar-day period following the Initial Completion Date, until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on Monday, February 23, 2009, during which you may tender each such Retalix share. We refer to this additional period as the Additional Offer Period and the date of expiration of the Additional Offer Period is referred to as the Final Expiration Date. The Final Expiration Date will change if we decide to extend the Initial Offer Period.

See “Introduction,” Section 1, Section 3 and Section 11.

HOW DO I TENDER MY RETALIX SHARES AND TO WHICH DEPOSITARY SHOULD I TENDER?

This depends on the manner in which you hold your Retalix shares:

—	If you hold your Retalix shares through a TASE member or you are named as a holder of the Retalix shares in the Register of Shareholders of Retalix in Israel, you should tender your Retalix shares to the Israeli Depositary by following the applicable procedures and instructions described in Section 3; and

—	All other holders of Retalix shares should tender their Retalix shares to the U.S. Depositary by following the applicable procedures and instructions described in Section 3.

CAN I TENDER MY RETALIX SHARES USING A GUARANTEED DELIVERY PROCEDURE?

—	No. You may only tender your Retalix shares by following the applicable procedures and instructions described in Section 3.

WHEN CAN I WITHDRAW THE RETALIX SHARES I TENDERED IN THE OFFER?

—	You may withdraw any previously tendered Retalix shares at any time prior to the completion of the Initial Offer Period, but not during the Additional Offer Period. In addition, under U.S. law, tendered Retalix shares may be withdrawn at any time after 60 days from the date of the commencement of the offer if the Retalix shares have not yet been accepted for payment by us. See Section 1 and Section 4.

WHEN WILL YOU PAY FOR THE RETALIX SHARES TENDERED IN THE OFFER?

—	All of the Retalix shares validly tendered in the offer and not properly withdrawn will be paid for promptly following the Final Expiration Date, subject to proration. We expect to make such payment, including in the event that proration of tendered Retalix shares is required, within four U.S. business days following the Final Expiration Date. See Section 1, Section 2 and Section 11.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

—	We have the right, in our sole discretion, to extend the Initial Offer Period, subject to applicable law. In addition, in certain circumstances, we may be required by law to extend the Initial Offer Period. See Section 1.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

—	If we decide to extend the Initial Offer Period, we will inform the Depositaries, the Information Agent and our Israeli legal counsel of that fact. We will also publicly announce the new Initial Completion Date in accordance with applicable law, and in any event issue a press release to this effect no later than 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the first U.S. business day following the day on which we decide to extend the Initial Offer Period. Under Israeli law, we are required to publicly announce the new expiration date no later than one Israeli business day prior to the Initial Completion Date. See Section 1.

HAS RETALIX OR ITS BOARD OF DIRECTORS ADOPTED A POSITION ON THE OFFER?

—	Under applicable U.S. law, no later than ten U.S. business days from the date of this offer to purchase, Retalix is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the offer, expresses no opinion and remains neutral toward the offer, or is unable to take a position with respect to the offer.

—	Under Israeli law, Retalix’s board of directors is required, no later than five Israeli business days prior to the Initial Completion Date, to express its opinion to the shareholders on the advisability of the offer. Retalix’s board of directors may refrain from expressing an opinion if it cannot do so, as long as it gives the reasons for not providing an opinion.

As of the date of this offer to purchase, Retalix’s board of directors has not made such a statement.

ARE THERE ANY CONFLICTS OF INTEREST IN THE OFFER?

—	Yes. Ishay Davidi has a conflict between his interest, as the controlling person of our bidder group, to complete this offer at the lowest possible cost to us, and his duty, as chairman of Retalix, to act in the best interests of Retalix.

—	On March 3, 2008 we entered into the Shareholders Agreement with Barry Shaked, the president and chief executive officer of Retalix, and Brian Cooper, a member of Retalix’s board of directors, in which the parties agreed, among other things, to vote their respective ordinary shares for the election to Retalix’s board of directors of four directors designated by us and four directors designated by Messrs. Shaked and Cooper and two external directors, one of whom to be designated by us and the other to be designated by Messrs. Shaked and Cooper. By virtue of the Shareholders Agreement, each of the parties thereto may be deemed to beneficially own all the 5,038,331 ordinary shares held as of the date of the offer by all such parties, representing approximately 24.7% of the outstanding Retalix shares.

—	Four members of the board of directors of Retalix, including Ishay Davidi and Gillon Beck, an executive of FIMI IV 2007 Ltd. and FIMI Opportunity 2005 Ltd., were designated by us.

See “Background to the Offer – Purpose of the Offer; Reasons for the Offer” and “Background to the Offer – Interest of Persons in the Offer”.

WHAT ARE THE TAX CONSEQUENCES OF THE OFFER?

—	The receipt of cash for Retalix shares accepted for payment by us from tendering shareholders who are “United States persons” for United States federal income tax purposes will be treated as a taxable transaction for United States federal income tax purposes.

—	The receipt of cash for Retalix shares accepted for payment by us from tendering shareholders generally will be a taxable transaction for Israeli income tax purposes for both Israeli residents and non-Israeli residents, unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

—	The receipt of cash for Retalix shares accepted for payment by us from tendering shareholders is generally subject to the withholding of Israeli tax at the source, at a rate of 20.0% of the shareholder’s gain on such sale. We have obtained an approval from the Israeli Tax Authority with respect to the Israeli withholding tax rates applicable to shareholders as a result of the purchase of Retalix shares in the offer. The approval provides, among other things, that (1) tendering shareholders who acquired their Retalix shares after Retalix’s initial public offering on the TASE in 1994 and who certify that they are non-Israeli residents (and, in the case of a corporation, that no Israeli residents (x) hold 25.0% or more of the means to control such corporation or (y) are the beneficiaries of, or are entitled to, 25.0% or more of the revenues or profits of such corporation, whether directly or indirectly), will not be subject to Israeli withholding tax, (2) payments to be made to tendering shareholders who acquired their Retalix shares after Retalix’s initial public offering on the TASE in 1994 and who hold their Retalix shares through an Israeli broker or Israeli financial institution will be made by us without any Israeli withholding at source, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law. The approval does not address shareholders who are not described in clauses (1) and (2) above, and therefore they will be subject to Israeli withholding tax at the applicable rate of the gross proceeds payable to them pursuant to the offer as prescribed by Israeli tax law.

We recommend that you seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation. See Section 5.

WILL THE OFFER RESULT IN THE DELISTING OF THE RETALIX SHARES?

—	No. We expect that the Retalix shares will continue to trade on Nasdaq and the TASE following completion of the offer. See Section 7.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

—	You can call Georgeson Inc., our Information Agent in the United States, at (212) 440-9800 or Toll Free (800) 456-6497, or our legal counsel in Israel, Naschitz, Brandes & Co., at +972-3623-5000, during their respective normal business hours. See the back cover of this offer to purchase.

INTRODUCTION

        We, Ronex Holdings, Limited Partnership, hereby offer to purchase up to 2,038,977 ordinary shares, par value NIS 1.00 per share, of Retalix Ltd., or Retalix shares, at a price of $6.00 per share, net to you (subject to withholding taxes, as applicable), in cash, without interest. The offer is subject to the terms and conditions set forth in this offer to purchase, the Letter of Transmittal and the other related documents delivered to you.

        Retalix shares are listed on the Nasdaq Global Select Market, or Nasdaq, under the ticker symbol “RTLX” and on the Tel Aviv Stock Exchange Ltd., or the TASE. As of December 31, 2008, there were 20,389,771 Retalix shares issued and outstanding. As of the date of this offer to purchase, we beneficially own 3,253,367 Retalix shares, representing approximately 16.0% of the issued and outstanding Retalix shares. By virtue of the Shareholders Agreement, we and each of the other parties thereto may be deemed to beneficially own all 5,038,331 ordinary shares held as of the date of the offer by all the parties to the Shareholders Agreement, representing approximately 24.7% of the outstanding Retalix shares. As a result, if we purchase 2,038,977 Retalix shares in the offer (the maximum number of Retalix shares to be purchased in the offer), we would beneficially own 5,292,344 Retalix shares, representing approximately 26.0% of the issued and outstanding Retalix shares and by virtue of the Shareholders Agreement we may be deemed to beneficially own (together with the other parties to the Shareholders Agreement) 7,077,308 Retalix shares, representing approximately 34.7% of the issued and outstanding Retalix shares.

         We are an Israeli limited partnership founded in 2008 for the sole purpose of acquiring shares in Retalix. Our limited partners are FIMI Israel Opportunity Fund II, Limited Partnership, FIMI Opportunity II Fund, L.P., FIMI Israel Opportunity IV, Limited Partnership and FIMI Opportunity IV, L.P which are limited partnerships that are part of a group of private equity funds known as the FIMI Funds. The FIMI Funds invest in companies that are predominantly located in Israel or that have significant ties or relations to Israel.

        We are controlled by our general partner Ronex Holdings Ltd. and each entity in a chain of ownership that leads up from Ronex Holdings Ltd. to Ishay Davidi, the founder of the FIMI Funds. These entities are FIMI Opportunity 2005 Ltd., FIMI IV 2007 Ltd., Ishay Davidi Management Ltd. and Ishay Davidi Holdings Ltd. Because they control us and helped to structure our offer, our offer may be deemed to be made on behalf of these controlling persons, and in this offer to purchase we refer to them and us collectively as our “bidder group.”

        Ishay Davidi has a conflict between his interest, as the ultimate controlling person of our bidder group, to complete this offer at the lowest possible cost to us, and his duty, as chairman of Retalix, to act in the best interests of Retalix.  Four members of Retalix’s board of directors, including Ishay Davidi, were designated by us.

         The offer is being conducted simultaneously in the United States and in Israel. The initial period of the offer will be completed at 10:00 a.m., New York time, or 5:00 p.m., Israel time, on Thursday, February 19, 2009. We refer to this period, as may be extended, as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date. We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us. As required by Israeli law, if the conditions to the offer have been satisfied or, subject to applicable law, waived by us, then if, with respect to each Retalix share owned by you, (a) you have not yet responded to the offer, (b) you have notified us of your objection to the offer, or (c) you have validly tendered such Retalix share but have properly withdrawn your tender during the Initial Offer Period, then you will be afforded an additional four calendar-day period, until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on Monday, February 23, 2009, during which you may tender each such Retalix share. We refer to this additional period as the Additional Offer Period and the date of expiration of the Additional Offer Period is referred to as the Final Expiration Date. The Final Expiration Date will change if we decide to extend the Initial Offer Period.

         The Offer qualifies as a “Tier II” offer in accordance with the rules of the SEC under the Exchange Act and is, as a result, exempt from certain provisions of otherwise applicable statutes and rules. In addition, we have been granted exemptive relief by the SEC from Rule 14d-7(a) to provide the four-day additional offering period without withdrawal rights.

        If you are a record owner of Retalix shares and tender directly to American Stock Transfer & Trust Company, the U.S. Depositary, or to Clal Finance Batucha Investment Management Ltd., the Israeli Depositary (which we refer to together as the Depositaries), you generally will not be obligated to pay brokerage fees or commissions, service fees or commissions or, except as set forth in the Letter of Transmittal, share transfer taxes with respect to the sale of your Retalix shares in the offer. If you hold your Retalix shares through a bank or broker, we recommend that you check whether they charge any service or other fees.

         We will pay the fees and expenses of the Depositaries in connection with the offer. The Depositaries will act as agents for tendering shareholders for the purpose of receiving payment from us and transmitting payments to tendering shareholders whose Retalix shares are accepted for payment. We will also pay the fees and expenses of Georgeson Inc., our Information Agent, and Naschitz, Brandes & Co., our Israeli legal counsel, who will both facilitate and answer questions concerning the offer during their respective normal business hours.

        The offer is conditioned on Retalix shares representing 5.0% of the issued and outstanding shares and voting power of Retalix on the Initial Completion Date (currently, 1,019,489 Retalix shares), being validly tendered and not properly withdrawn, and we may terminate the offer if the total number of Retalix shares validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date is less than 5.0% of the issued and outstanding shares and voting power of Retalix on the Initial Completion Date. Certain other conditions to the consummation of the offer are described in Section 11. We reserve the right (subject to applicable law and the rules of the United States Securities and Exchange Commission, or the SEC) to amend or, other than the conditions set forth in clause (a) and clause (c) of Section 11, waive any one or more of the terms of, and conditions to, the offer. However, if any of these conditions are not satisfied, we may elect not to purchase, or may be prohibited from purchasing any Retalix shares tendered in the offer. The offer is not conditioned on the availability of financing or the approval of the board of directors of Retalix. See Section 1, Section 10 and Section 11.

         Under applicable U.S. law, no later than ten U.S. business days from the date of this offer to purchase, Retalix is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the offer, expresses no opinion and remains neutral toward the offer, or is unable to take a position with respect to the offer. Under Israeli law, Retalix’s board of directors is required, no later than five Israeli business days prior to the Initial Completion Date, to express its opinion to the shareholders on the advisability of the offer. Retalix’s board of directors may refrain from expressing an opinion if it cannot do so, as long as it gives the reasons for not providing an opinion. As of the date of this offer to purchase Retalix’s board of directors has not made such a statement.

         This offer to purchase, the Letter of Transmittal and the other related documents delivered to you contain important information which should be read carefully before any decision is made with respect to the offer.

FORWARD-LOOKING STATEMENTS

        This offer to purchase, the Letter of Transmittal and the other related documents delivered to you and/or incorporated by reference herein include “forward-looking statements” that are not purely historical regarding our intentions, hopes, beliefs, expectations and strategies for the future, including, without limitation:

—	statements regarding the public float of Retalix shares following consummation of the offer;

—	statements regarding whether the Retalix shares will continue to be "margin securities" following consummation of the offer;

—	statements regarding whether the Retalix shares will continue to be traded on Nasdaq or the TASE or registered under the United States Securities Exchange Act of 1934, as amended, following consummation of the offer;

—	statements regarding the plans, objectives or expectations regarding the future operations or status of us or Retalix; and

—	any statement of assumptions underlying any of the foregoing.

        Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by the use of forward-looking terminology, such as “may,” “can be,” “will,” “expects,” “anticipates,” “intends,” “believes,” “believe in the value,” and similar words and phrases. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to:

—	changes in domestic and foreign economic and market conditions;

—	changes in the ownership of Retalix shares, particularly any substantial accumulations by persons who are not affiliated with us;

—	uncertainty as to the completion of the offer; and

—	the risk factors detailed in Retalix’s most recent annual report on Form 20-F and its other filings with the SEC.

        See Section 9 of this offer to purchase for a discussion of certain information relating to us. Except as may be required by law, we do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such forward-looking statements.

        You should assume that the information appearing in this offer to purchase is accurate as of the date on the front cover of this offer to purchase only.

BACKGROUND TO THE OFFER

Background

        We originally made an investment in Retalix in January and February 2008 by purchasing a total of 2,353,085 Retalix shares in the open market.

        On February 11, 2008, Ishay Davidi, the chief executive officer of our general partner, called Barry Shaked, the president and chief executive officer of Retalix to request a meeting, without having disclosed the purpose of the meeting. Later that day, we filed our report on Schedule 13-D with the SEC.

        On February 13, 2008, Ishay Davidi and Gillon Beck, a director of our general partner, met with Barry Shaked in Retalix’s offices to present our intentions and discuss potential next steps.

        On February 14, 2008, we sent a letter to Barry Shaked in which we requested Retalix’s board of directors to convene a special shareholders meeting for the purpose of replacing the then existing board.

        On February 18, 2008, Ishay Davidi and Gillon Beck met with Barry Shaked and Brian Cooper, a member of Retalix’s board of directors, and discussed the potential of cooperation and the possibility of entering into a shareholders agreement.

        On February 24, 2008, Ishay Davidi, Gillon Beck and Ron Ben-Haim on our behalf, lawyers from our legal counsel Naschitz, Brandes & Co., Barry Shaked, Brian Cooper and lawyers representing Barry Shaked and Brian Cooper from Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. met at the offices of Naschitz, Brandes & Co. to negotiate a shareholders agreement.

        On February 27, 2008 Ishay Davidi and Gillon Beck met with Barry Shaked and Brian Cooper to discuss certain provisions of the shareholders agreement.

        On March 1, 2008 Ishay Davidi, Gillon Beck and Ron Ben-Haim on our behalf, lawyers from our legal counsel Naschitz, Brandes & Co., Barry Shaked, Brian Cooper and lawyers representing Barry Shaked and Brian Cooper from Goldfarb, Levy, Eran, Meiri, Tzafrir & Co met at Retalix’s offices to finalize the shareholders agreement.

        On March 3, 2008 we entered into a shareholders’ agreement, or the Shareholders Agreement, with Barry Shaked and Brian Cooper (referred to collectively as the Founders) pursuant to which, among other things:

—	Board of Directors – the parties agreed to vote their respective ordinary shares for the election to Retalix’s board of directors of four directors designated by us and four directors designated by Messrs. Shaked and Cooper and two external directors, one to be designated by us and the other to be designated by Messrs. Shaked and Cooper. In addition, the parties agreed that we will designate the chairman of Retalix’s board of directors. Following the execution of the shareholders’ agreement, we designated and, in its first subsequent meeting on March 18, 2008, the board of directors of Retalix exercised its authority under Retalix’s Articles of Association and appointed, Ishay Davidi and Gillon Beck to the board of directors of Retalix. We subsequently designated Ishay Davidi and Gillon Beck for re-election and designated Neomi Enoch for election at the annual meeting of shareholders that was to be held on October 7, 2008. Retalix’s board of directors approved a slate of directors that included our three designees. Ishay Davidi, Gillon Beck and Neomi Enoch were appointed as members of Retalix’s board of directors at the annual meeting of shareholders that was held on October 7, 2008.

—	Shareholder Meetings – the parties agreed to meet prior to each general meeting of shareholders of Retalix and to attempt to reach a unified position with respect to principal issues on the agenda of each such meeting. The parties agreed to vote against any proposed changes to Retalix’s articles of association which will conflict with the provisions of the Shareholders Agreement.

—	Tag Along – the parties agreed that if any party to the Shareholders Agreement wishes to sell any or all of such party’s Retalix shares, then if the selling party is a Founder he/they will send to us, and if we are the selling party we shall send the Founders, written notice in which the selling party will specify the number and price of the offered shares and the party receiving the notice will have the right to sell its shares in addition to the selling party’s shares on a pro rata basis, or, in the event that the proposed purchaser declines to purchase the total number of shares that the parties wish to sell, the selling party will reduce the number of shares that it proposes to sell to the proposed purchaser in a manner that all shareholders participating in the sale will contribute the identical portion of shares relative to their total holdings of Retalix shares. The parties agreed that in the case of sales of shares on a stock exchange, the parties will attempt to comply with the tag along provisions to the maximum extent possible.

The tag along right does not apply to (i) the transfer of securities of Retalix by a party to its permitted transferees (as defined in the Shareholders Agreement), (ii) the sale by the Founders of a total of up to 10% of Retalix’s issued and outstanding ordinary shares held by them as of the date of the Shareholders Agreement, and (iii) the sale by us of a total of up to 10% of Retalix’s issued and outstanding ordinary shares held by us as of the date of the Shareholders Agreement.

—	Bring Along – the parties agreed that in the event that a party wishes to accept an offer to sell all of the Retalix shares it holds to any third party at a price per share of not less than $26 (as adjusted for stock splits, bonus shares and combinations) and such third party has made its offer contingent upon the sale to such third party of all of the Retalix shares held by the other parties to the Shareholders Agreement, then, at the closing of such transaction, the other parties will be obligated to sell all the Retalix shares they hold to such third party at the same price per share.

—	CEO Compensation – the parties agreed that for a period of at least two years from the date of the Shareholders Agreement they will not initiate a shareholder vote, and in the event of such vote, will vote against any change in the compensation of the chief executive officer of Retalix from the existing compensation as reflected in Retalix’s Form 20-F for calendar year 2006. For such purpose, the parties agreed to vote for maintaining Barry Shaked’s compensation at its current amounts and terms despite the fact that he shall no longer be the chairman of Retalix’s board of directors.

—	Term – the parties agreed that the Shareholders Agreement will terminate on the earlier to occur of: (i) the fifth anniversary of the date of the Shareholders Agreement, and (ii) the first date on which either the Founders (collectively) or we, hold less than 1,100,000 Retalix shares (as adjusted for stock splits, bonus shares and combinations).

        Barry Shaked owns 1,033,479 Retalix shares and 391,518 options to purchase Retalix shares that have vested or will vest within 60 days of the date of this offer to purchase. Brian Cooper owns 751,485 Retalix shares as of the date of this offer to purchase.

        Between March and December 2008 we increased our holdings in Retalix to 3,253,367 shares through additional open market purchases. As of the date of this offer to purchase, we beneficially own 3,253,367 Retalix shares, representing approximately 16.0% of the issued and outstanding Retalix shares. By virtue of the Shareholders Agreement, we and each of the other parties thereto may be deemed to beneficially own all 5,038,331 ordinary shares held as of the date of this offer to purchase by all the parties to the Shareholders Agreement, representing approximately 24.7% of the issued and outstanding Retalix shares.

        In the ordinary course of our business, we from time to time review the performance of our investments and consider possible strategies for enhancing value. As part of our ongoing review of our investment in Retalix, we explore, from time to time, the possibilities of acquiring additional Retalix shares.

        In October 2008, our management began considering the possibility of purchasing additional Retalix shares. In connection therewith, we conducted an analysis of the legal requirements relating to the purchase of Retalix shares and the tender offer requirements, including the feasibility of conducting a simultaneous tender offer in the U.S. and Israel. The analysis was made with the assistance of Israeli and U.S. legal counsel.

        Under Israeli law, a purchase of the shares of a public company may not be made other than by way of a “special tender offer” meeting certain requirements, if, among other things, as a result of the purchase, the purchaser would own or would be deemed to own more than 25.0% of the aggregate voting power of the company and no other person owns at least 25.0% of the voting power. For purposes of making the calculation of our holdings toward the 25.0% ownership threshold, we are required by applicable Israeli law and the directives of the ISA to include shares held by persons or entities with whom we entered into a voting agreement. Accordingly, since by virtue of the Shareholders Agreement, we may be deemed to beneficially own (together with Messrs. Shaked and Cooper) approximately 24.7% of the issued and outstanding Retalix shares, in order for us to purchase additional Retalix shares that would increase our voting power of Retalix to more than 25.0% (together with Messrs. Shaked and Cooper), we are required to conduct the offer as a “special tender offer” to comply with the requirements of Israeli law.

        In addition, under Israeli law, once a shareholder owns or is deemed to beneficially own in excess of 25.0% of the voting power of a company, such shareholder may purchase shares in the open market or through private transactions, and not solely through a tender offer, unless as a result of the purchase the shareholder would own or would be deemed to beneficially own in excess of 45.0% of the issued and outstanding shares of the company and no other person owns at least 45.0% of the voting power. Accordingly, we preliminarily decided to set the minimum condition of the offer such that we would comply with the provisions of Israeli law and that we may be deemed to beneficially own (together with the other parties to the Shareholders Agreement) in the aggregate over 25.0% of the voting power of Retalix following the consummation of the offer.

        Beginning in October 2008 through the date of this offer to purchase, we continued with preparations in order to enable us to commence the offer. In addition, we, with the assistance of Israeli and U.S. legal counsel, applied to the SEC and the ISA for relief from certain provisions of the U.S. and Israeli securities laws to enable us to structure a tender offer that would comply with applicable law and regulations in both the U.S. and Israel. We have requested from the Israeli Tax Authority, or the ITA, an approval with respect to the Israeli withholding tax rates applicable to the offer, and have filed a merger notice with the Israeli Comptroller of Restrictive Trade Practices, to which we also refer in this offer to purchase as the Israeli Antitrust Authority with respect to the potential increase of our shareholdings in Retalix to more than 25% of the Retalix shares.

        On December 18, 2008, we received the exemptive relief that we requested from the SEC.

        On January 1, 2009, we received the exemptive relief that we requested from the ISA.

        On December 11, 2008, we filed an application with respect to the offer with the Israeli Antitrust Authority. On January 14, 2009, we received the approval of the Israeli Antitrust Authority.

        On January 13, 2009, we delivered a letter to the chief executive officer of Retalix, informing Retalix of our intention to commence a tender offer for up to 10% of Retalix’s issued and outstanding ordinary shares at a price of $6.00 per share.

Purpose of the Offer; Reasons for the Offer

        Our bidder group’s purpose of the offer is for Ronex to increase its beneficial ownership of the issued and outstanding Retalix shares from its current level of approximately 16.0% up to approximately 26.0%. This is because each member of our bidder group believes in the long-term value of Retalix. According to Israeli law, we are not permitted to acquire additional Retalix shares if such acquisition would result in our (together with Messrs. Shaked and Cooper, the other parties to the Shareholders Agreement) percentage ownership of the voting power of Retalix exceeding 25.0%, other than by means of a tender offer.

Plans for Retalix after the Offer; Certain Effects of the Offer

        Except as otherwise described below or elsewhere in this offer to purchase, none of the members of our bidder group, and to the best of our knowledge none of the other persons listed in Schedule I to this offer to purchase , has any current plans, proposals or negotiations that relate to or would result in the following:

—	an extraordinary corporate transaction, merger, reorganization or liquidation involving Retalix or any of its subsidiaries;

—	a purchase, sale or transfer of a material amount of the assets of Retalix or any of its subsidiaries;

—	any material change in the present dividend rate or policy or indebtedness or capitalization of Retalix;

—	any change in the present board of directors and management of Retalix (including any plan or proposal to change the number or term of directors or to fill any existing vacancy on the board or to change any material term of the employment contract of any executive officer);

—	any other material change in Retalix's corporate structure or business;

—	a delisting of the Retalix shares; or

—	the Retalix shares becoming eligible for termination of registration under the United States Securities Exchange Act of 1934, as amended, or the Exchange Act.

        We expect that from time to time there may be significant developments or transactions involving our portfolio companies (including Retalix) or their securities, or offers, proposals or discussions related thereto, which may involve acquisitions or sales by us of our holdings in such entities (including Retalix) or acquisitions or sales of securities, assets or business operations by such entities.

        We intend to review on a continuing basis our investment in Retalix shares and take such actions with respect to our investment as we deem appropriate in light of the circumstances existing from time to time. Such actions could include, among other things, additional purchases of Retalix shares pursuant to one or more open-market purchase programs, through private transactions or through tender offers or otherwise, subject to applicable U.S. and Israeli law. Future purchases may be on the same terms or on terms that are more or less favorable to Retalix’s shareholders than the terms of the offer. Any possible future purchases will depend on many factors, including the results of the offer, the market price of Retalix shares, our business and financial position, and general economic and market conditions. In addition, following the consummation of the offer, we may also determine to dispose of our Retalix shares, in whole or in part, at any time and from time to time, subject to applicable laws. Any such decision would be based on our assessment of a number of different factors, including, without limitation, the business, prospects and affairs of Retalix, the market for the Retalix shares, the condition of the securities markets, general economic and industry conditions and other opportunities available to us.

        Under Israeli law, if a shareholder owns or is deemed to beneficially own in excess of 25.0% of the voting power of a company, such shareholder may purchase shares in the open market or through private transactions, and not solely by means of a tender offer, unless as a result of the purchase the shareholder would own or would be deemed to beneficially own in excess of 45.0% of the issued and outstanding shares of the company and no other person owns at least 45.0% of the voting power. Accordingly, following the consummation of the offer, we may purchase Retalix shares in the open market or through private transactions, and not solely by means of a tender offer, as long as our aggregate percentage ownership of issued and outstanding Retalix shares (together with the holdings of the other parties to the Shareholders Agreement) does not reach 45.0% (and no other person owns at least 45.0% of the voting power).

        However, under Israeli law, we, our controlling shareholders and any corporation under our or their control, are prohibited from conducting an additional tender offer for Retalix shares and from merging with Retalix within 12 months from the date of this offer to purchase.

        The offer may limit the ability of Retalix to use U.S. federal income net operating loss carry forwards. The Annual Report on Form 20-F of Retalix for the year ended December 31, 2007, states that as of December 31, 2007, the U.S. subsidiaries of Retalix had U.S. federal net operating loss carry forwards of approximately $43,400,000. Subject to certain limitations, net operating loss carry forwards may be used to offset future taxable income and thereby reduce U.S. federal income taxes otherwise payable. Section 382 of the Internal Revenue Code of 1986, as amended, referred to as the Code, imposes an annual limitation on the ability of a corporation that undergoes an “ownership change” to use its net operating loss carry forwards to reduce its tax liability. It is possible that the U.S. subsidiaries of Retalix may experience “ownership changes” as defined in Section 382 of the Code because of changes in the ownership of Retalix’s shares, including as a result of consummation of the offer. Accordingly, the use of net operating loss carry forwards by the U.S. subsidiaries of Retalix may be limited by the annual limitation described in Section 382 of the Code. Any limitation on the use of net operating loss carry forwards could increase the U.S. federal income tax liability of the U.S. subsidiaries of Retalix.

Rights of Shareholders Who Do Not Accept the Offer

        You will have no appraisal or similar rights with respect to the offer. Under Section 331 of the Israeli Companies Law, you may respond to the offer by accepting the offer or notifying us of your objection to the offer. Alternatively, you may simply not respond to the offer and not tender your Retalix shares. It is a condition to the offer that, at the completion of the Initial Offer Period, the aggregate number of Retalix shares validly tendered in the offer and not properly withdrawn is greater than the aggregate number of Retalix shares represented by Notices of Objection. As required by Section 331(c) of the Israeli Companies Law, in making this calculation, we exclude Retalix shares held by us.

        An excerpt of Section 331 of the Israeli Companies Law is attached as Annex A.

        Please see Section 3 for instructions on how to notify us of your objection to the offer.

Interest of Persons in the Offer

        On March 3, 2008 we entered into a Shareholders Agreement with Barry Shaked, the president and chief executive officer of Retalix, and Brian Cooper, a member of Retalix’s board of directors, in which the parties agreed, among other things, to vote their respective ordinary shares for the election to Retalix’s board of directors (which consists of ten directors) of four directors designated by us and four directors designated by Messrs. Shaked and Cooper and two external directors, one of whom shall be designated by us and the other to be designated by Messrs. Shaked and Cooper. By virtue of the Shareholders Agreement, each of parties thereto may be deemed to beneficially own all the 5,038,331 ordinary shares held as of the date of the offer by all such parties, representing approximately 24.7% of the outstanding Retalix shares.

        Ishay Davidi is the chairman of Retalix’s board of directors. Ishay Davidi is the founder of the FIMI Funds and the chief executive officer of each of FIMI IV 2007 Ltd. and FIMI Opportunity 2005 Ltd., the shareholders of our general partner Ronex Holdings Ltd. Gillon Beck, a partner and an executive of FIMI IV 2007 Ltd. and FIMI Opportunity 2005 Ltd. is a member of Retalix’s board of directors.

Related Party Transactions

        Except as set forth in this offer to purchase, none of the members of our bidder group, nor any of the other persons listed in Schedule I to this offer to purchase, have had any transaction during the past two years with Retalix or any of its executive officers, directors or affiliates that is required to be described in this offer to purchase under applicable law. Except as set forth in this offer to purchase, there have been no negotiations, transactions or material contacts during the past two years between any of the members of our bidder group, or any of the other persons listed in Schedule I to this offer to purchase, on the one hand, and Retalix and its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer, exchange offer or other acquisitions of Retalix’s securities, an election of Retalix’s directors or a sale or other transfer of a material amount of assets of Retalix.

THE TENDER OFFER

        YOU SHOULD READ THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER RELATED DOCUMENTS DELIVERED TO YOU CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

1.	TERMS OF THE OFFER; PRORATION; EXPIRATION DATE.

        The offer is being made to all of Retalix’s shareholders. Upon the terms of, and subject to the conditions to, the offer (including any terms of, and conditions to, any extension or amendment), subject to proration, we will accept for payment and pay for Retalix shares, that are validly tendered and not properly withdrawn in accordance with Section 4 prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on Thursday, February 19, 2009, unless and until we extend the period of time during which the initial period of the offer is open. We refer to this period, as may be extended (as described below), as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date.

        We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us. Under Israeli law, if the conditions to the offer have been satisfied or, subject to applicable law, waived by us, then the shareholders who have, with respect to each Retalix share owned by them,

—	not responded to the offer,

—	notified us of their objection to the offer, or

—	validly tendered such Retalix share but have properly withdrawn their tender during the Initial Offer Period,

will be entitled to tender each such Retalix share during an additional four calendar-day period commencing at the completion of the Initial Offer Period. We refer to this period as the Additional Offer Period and to the expiration of such period as the Final Expiration Date. Shares tendered during the Initial Offer Period may be withdrawn at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, but not during the Additional Offer Period. In this respect, we recommend that you read Section 4 and Section 11 of this offer to purchase.

        Subject to proration, we will also accept for payment and pay for all Retalix shares validly tendered and not properly withdrawn in accordance with Section 4 prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date. We expect to make such payment, including in the event that proration of tendered Retalix shares is required, within four U.S. business days following the Final Expiration Date.

        No fractional Retalix shares will be purchased by us in the offer.

        Conditions to the offer include, among other things, that:

—	prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, there shall have been validly tendered and not properly withdrawn Retalix shares representing 5.0% of the issued and outstanding shares and voting power of Retalix on the Initial Completion Date (currently, 1,019,489 Retalix shares); and

—	as required by Israeli law, at 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, the aggregate number of Retalix shares validly tendered in the offer and not properly withdrawn (excluding the Retalix shares held by us) is greater than the aggregate number of Retalix shares represented by Notices of Objection to the offer.

The offer is also subject to certain other conditions set forth in Section 11. If any of these conditions are not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any Retalix shares tendered in the offer. The offer is not conditioned on the availability of financing or the approval of the board of directors of Retalix. See Section 11, which sets forth in full the conditions to the offer and specifies those conditions to the offer that are waiveable by us.

        If more than 2,038,977 Retalix shares are validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date, we will purchase 2,038,977 Retalix shares on a pro rata basis from all tendering shareholders who have validly tendered their shares in the Initial Offer Period and the Additional Offer Period and have not properly withdrawn their shares before the completion of the Initial Offer Period. The number of Retalix shares that we will purchase from each tendering shareholder will be based on the total number of Retalix shares validly tendered by all shareholders prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date and not properly withdrawn before the completion of the Initial Offer Period. The proration factor, if any, will be calculated by dividing (x) 2,038,977 Retalix shares, the maximum number of Retalix shares that we are offering to purchase, by (y) the aggregate number of Retalix shares validly tendered in the offer and not properly withdrawn in the U.S. and Israel.

        We will publicly announce in accordance with applicable law and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether the conditions to the offer have been satisfied or, subject to applicable law, waived by us. Promptly following the Final Expiration Date, we will announce the results of the offer and the proration factor, if any. If we are unable to promptly determine the proration factor, we will announce the preliminary results. We will pay for all Retalix shares accepted for payment pursuant to the offer promptly following the calculation of the proration factor. We expect to make such payment within four U.S. business days following the Final Expiration Date.

        Under Israeli law, once we announce following the completion of the Initial Offer Period that the offer has been accepted, or, in other words, that all the conditions to the offer have been satisfied or, subject to applicable law, waived by us, no further conditions to the offer would apply and we will become irrevocably bound to purchase the Retalix shares validly tendered in the offer and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date (subject to proration, if any).

        Subject to applicable laws and regulations, if any condition has not been satisfied as of the Initial Completion Date, we may decide to:

—	extend the Initial Offer Period (except that, pursuant to the Israeli Securities Law, we must generally provide notice to that effect at least one Israeli business day prior to the Initial Completion Date) and, subject to applicable withdrawal rights until the Initial Completion Date, retain all tendered Retalix shares until the Final Expiration Date;

—	if only the condition set forth in clause (b) of Section 11 below has not been satisfied, waive such condition(s) and, subject to proration, accept for payment and promptly pay for all Retalix shares validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date; or

—	terminate the offer and not accept for payment or pay for any Retalix shares and promptly return all tendered Retalix shares to tendering shareholders.

        Under Israeli law, however, the offer may not remain open for more than 60 days following the date of this offer to purchase, except that if a third party commences a tender offer for Retalix shares during the Initial Offer Period, we will be permitted to extend the Initial Offer Period so that the Initial Completion Date will correspond with the expiration date of the third party’s tender offer. We will not, however, provide for a subsequent offering period as permitted pursuant to Rule 14d-11 under the Exchange Act.

        In the event that we extend the Initial Offer Period, we will inform the Depositaries, the Information Agent and our Israeli legal counsel of that fact. Under Israeli law, we are required to publicly announce the new expiration date no later than one Israeli business day prior to the Initial Completion Date. Accordingly, we will also:

—	file an immediate report with the ISA no later than one Israeli business day prior to the Initial Completion Date, and, within one Israeli business day thereafter (or within two business days, in the event our decision to extend the Initial Offer Period was made toward the late evening hours, Israel time, on one Israeli business day prior to the Initial Completion Date), publish the notice in two daily newspapers having a mass circulation and published in Israel in Hebrew; and

—	issue a press release announcing a new Initial Completion Date no later than 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the first U.S. business day following the day on which we decide to extend the Initial Offer Period.

        Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rule 14e-1(d) and Rule 14d-4(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Retalix shares in a manner reasonably designed to inform such holders of such changes), we currently intend to make announcements regarding the offer by distributing a press release to “PR Newswire” and publishing the aforesaid notices in two daily Israeli newspapers.

        Under Israeli law, however, we will not be permitted to extend the Initial Offer Period, unless either (1) the Israeli Depositary, which guarantees our obligation to pay for the Retalix shares, confirms that, under the new circumstances, it will maintain such guarantee or (2) such a guarantee is obtained by us from another TASE member.

        If we make a material change in the terms of the offer (as may be permitted under applicable law) or in the information concerning the offer, or if we waive a material condition to the offer (if permitted pursuant to the Exchange Act, the rules of the SEC and the Israeli Securities Law), we will extend the Initial Offer Period to the extent required by the Exchange Act, the rules of the SEC and the Israeli Securities Law. If, before the Final Expiration Date, we decide to increase the consideration being offered, such increase will be applicable to all shareholders whose Retalix shares are accepted for payment pursuant to the offer. If, at the time that the notice of any increase in the offered consideration is first published, sent or given, the Initial Offer Period is scheduled to be completed at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, the Initial Offer Period will be extended until the expiration of at least ten business days after that notice. For purposes of this paragraph, a “business day” shall mean a business day as defined in Rule 14d-1(g)(3) under the Exchange Act.

        This offer to purchase, the Letter of Transmittal and the other related documents to be furnished will be mailed to the record holders of Retalix shares whose names appear as of the date of this offer to purchase on Retalix’s shareholder list. They will also be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear as of the date of this offer to purchase on the shareholder list or, if applicable, who are listed as of the date of this offer to purchase as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Retalix shares.

2.	ACCEPTANCE FOR PAYMENT AND PAYMENT.

        General. According to Israeli law, to secure the payment for the Retalix shares tendered in the offer, the Israeli Depositary, which is a TASE member, has agreed to guarantee our obligation to pay for the Retalix shares tendered and accepted by us for payment pursuant to the offer. To secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the maximum number of Retalix shares that we are offering to purchase in the offer.

        Promptly following the Final Expiration Date and upon the terms of, and subject to the conditions to, the offer (including, if the Initial Offer Period is extended or the offer is otherwise amended, the terms of, and conditions to, any such extension or amendment), subject to proration, we will accept for payment and, subject to any applicable withholding tax duties, pay, from the funds deposited into escrow, for all Retalix shares validly tendered prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date and not properly withdrawn in accordance with Section 4. We expect to make such payment, including in the event that proration of tendered Retalix shares is required, within four U.S. business days following the Final Expiration Date. Please see Section 1.

        In all cases, we will pay for Retalix shares validly tendered and accepted for payment pursuant to the offer only after timely receipt by the Depositaries of the required documents to substantiate a valid tender, as set forth in Section 3.

        For purposes of the offer, we will be deemed to have purchased Retalix shares that have been validly tendered and not properly withdrawn if and when we give oral or written notice to the Depositaries of our acceptance for payment of Retalix shares pursuant to the offer. Upon the terms of, and subject to the conditions to, the offer, payment for the Retalix shares will be made by the Depositaries.

        Under no circumstances will interest be paid on the purchase price to be paid, regardless of any extension of the offer or any delay in making payment.

        If, pursuant to the terms of, and conditions to, the offer, we do not accept tendered Retalix shares for payment for any reason or if certificates are submitted representing more Retalix shares than are tendered (including by reason of proration), certificates evidencing unpurchased Retalix shares will be returned to the tendering shareholder (or, in the case of Retalix shares tendered by book-entry transfer pursuant to the procedure set forth in Section 3, the Retalix shares will be credited to the relevant account), promptly following the expiration, termination or withdrawal of the offer.

        If, prior to the Final Expiration Date, we increase the consideration per share offered to the shareholders pursuant to the offer, the increased consideration per share will be paid to all holders of Retalix shares that are purchased pursuant to the offer, whether or not such Retalix shares were tendered prior to the increase in consideration.

        Form of Payment. All shareholders tendering their Retalix shares to either the U.S. Depositary or the Israeli Depositary will be paid solely in U.S. dollars.

        Withholding Tax. Please note that under the “Backup Withholding” provisions of U.S. federal income tax law, the U.S. Depositary may be required to withhold tax, at applicable rates (currently 28.0%), on amounts received by a tendering shareholder or other payee pursuant to the offer. To prevent such withholding from the purchase price received for Retalix shares tendered in the offer to the U.S. Depositary, each tendering shareholder who does not otherwise establish an exemption from such withholding, must properly complete the Substitute Form W-9 included in the Letter of Transmittal. See Section 5.

        Also, under the “withholding tax” provisions of Israeli income tax law, the gross proceeds payable to a tendering shareholder in the offer generally will be subject to Israeli withholding tax at a rate of 20.0% of the shareholder’s gain on such sale. However, based on an approval that we received from the ITA:

        (1) tendering shareholders who acquired their Retalix shares after Retalix’s initial public offering on the TASE in 1994 and who certify that they are non-Israeli residents (and, in the case of a corporation, that no Israeli resident(s) (x) holds 25.0% or more of the means of control of such corporation or (y) is the beneficiary of, or is entitled to, 25.0% or more of the revenues or profits of such corporation, whether directly or indirectly), will not be subject to Israeli withholding tax; and

        (2) payments to tendering shareholders who acquired their Retalix shares after Retalix’s initial public offering on the TASE in 1994 and who hold their Retalix shares through an Israeli broker or Israeli financial institution will be made by us without any Israeli withholding at source, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law.

        The approval does not address shareholders who are not described in clauses (1) and (2) above, and therefore they will be subject to Israeli withholding tax at the applicable rate of the gross proceeds payable to them pursuant to the offer, as prescribed by Israeli tax law.

        See Section 5 and the Letter of Transmittal for instructions on how to prevent us from withholding Israeli income tax from the gross proceeds payable to you (if any) pursuant to the offer.

3.	PROCEDURES FOR TENDERING SHARES OR NOTIFYING US OF YOUR OBJECTION TO THE OFFER.

Overview

        Shareholders who are named in the Register of Shareholders of Retalix in Israel, and who wish to tender their Retalix shares or object to the offer, should do so through the Israeli Depositary. We refer to these shareholders below as Listed Holders. Shareholders who hold their Retalix shares through a TASE member, and who wish to tender their Retalix shares or object to the offer, also should do so through the Israeli Depositary. We refer to these shareholders below as Unlisted Holders. See “Tenders to Clal Finance Batucha Investment Management Ltd., our Israeli Depositary” below for instructions.

        All other holders of Retalix shares should tender their Retalix shares to, or object to the offer through, the U.S. Depositary pursuant to the instructions described under the caption “Tenders to American Stock Transfer & Trust Company, our U.S. Depositary” below.

        You may only tender your Retalix shares or object to the offer by following the procedures described in this Section 3. You may not tender your Retalix shares using a guaranteed delivery procedure.

Tenders to American Stock Transfer & Trust Company, our U.S. Depositary

        Eligibility; Who May Tender to, or Object to the Offer through, the U.S. Depositary. Shareholders who are not Unlisted Holders or Listed Holders should tender their Retalix shares to, or object to the offer through, the U.S. Depositary.

        Valid Tender. In order for you to validly tender Retalix shares pursuant to the offer, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or in the case of a book-entry transfer, an agent’s message, and any other documents required by the Letter of Transmittal, must be received by the U.S. Depositary at its address set forth on the back cover of this offer to purchase prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date or Final Expiration Date, as applicable. In addition, certificates evidencing tendered Retalix shares must be received by the U.S. Depositary at its address or the shares must be delivered to the U.S. Depositary (including an agent’s message if you did not deliver a Letter of Transmittal), in each case prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date or Final Expiration Date, as applicable.

        The term “agent’s message” means a message, transmitted by the Depository Trust Company, or DTC, to, and received by, the U.S. Depositary and forming part of the Book-Entry Confirmation that states that DTC has received an express acknowledgement from the participant in DTC tendering the Retalix shares that are the subject of the Book-Entry Confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce that agreement against that participant.

        If certificates evidencing tendered Retalix shares are forwarded to the U.S. Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Retalix shares will be purchased.

        The method of delivery of share certificates and all other required documents, including through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the U.S. Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Transfer. The U.S. Depositary will establish an account with respect to the Retalix shares at DTC for purposes of the offer within two U.S. business days after the date of this offer to purchase. Any financial institution that is a participant in the system of DTC may make book-entry delivery of Retalix shares by causing DTC to transfer such Retalix shares into the U.S. Depositary’s account at DTC in accordance with DTC’s procedures. However, although delivery of Retalix shares may be effected through book-entry transfer into the U.S. Depositary’s account at DTC, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the U.S. Depositary at its address set forth on the back cover of this offer to purchase prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date or Final Expiration Date, as applicable. Delivery of the documents to DTC or any other party does not constitute delivery to the U.S. Depositary.

        Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act, except in cases where Retalix shares are tendered:

—	by a registered holder of Retalix shares who has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

—	for the account of an eligible guarantor institution.

        If a share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a share certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the tendered certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the certificate, with the signature(s) on the certificate or stock powers guaranteed by an eligible guarantor institution. See Instruction 1 and Instruction 5 to the Letter of Transmittal.

        Condition to Payment. In all cases, payment for Retalix shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the U.S. Depositary of the certificate(s) evidencing Retalix shares, or a timely Book-Entry Confirmation for the delivery of Retalix shares, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and any other documents required by the Letter of Transmittal.

        The valid tender of Retalix shares pursuant to the applicable procedure described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the offer.

        Appointment. By executing the Letter of Transmittal as set forth above (including delivery by way of an agent’s message), you irrevocably appoint our designees as your agents, attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Retalix shares you tendered. These powers of attorney and proxies will be considered coupled with an interest in the tendered Retalix shares. The appointment will be effective if, as and when, and only to the extent that, we accept your Retalix shares for payment. Upon our acceptance for payment, all prior powers of attorney, proxies and consents given by you with respect to such Retalix shares (and any and all Retalix shares or other securities issued or issuable in respect of your Retalix shares) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by you (and, if given or executed, will not be deemed effective). Our designees will, with respect to the Retalix shares for which the appointment is effective, be empowered to exercise all of your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of Retalix’s shareholders or any adjournment or postponement of that meeting, by written consent in lieu of any meeting or otherwise. We reserve the right to require that, in order for Retalix shares to be deemed validly tendered, immediately upon our payment for the Retalix shares, we must be able to exercise full voting rights with respect to the Retalix shares at any meeting of Retalix’s shareholders with a record date subsequent to the consummation of the offer (and at any meeting of Retalix’s shareholders with a record date prior to the consummation of the offer if such Retalix shares were held by such tendering shareholder as of such record date).

        Objecting to the Offer. If you want to notify us of your objection to the offer with respect to all or any portion of your Retalix shares, and you hold such Retalix shares through a broker, dealer, commercial bank, trust company or other nominee, you should request such broker, dealer, commercial bank, trust company or other nominee to provide on your behalf the Notice of Objection to the U.S. Depositary prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date.

        We will disregard any Notices of Objection received by the U.S. Depositary after such deadline. In addition, if you submit a Notice of Objection with respect to Retalix shares and thereafter you deliver a Letter of Transmittal by which you tender those Retalix shares, we will disregard your Notice of Objection. Similarly, if you submit a Letter of Transmittal by which you tender Retalix shares, and thereafter you deliver to us a Notice of Objection with respect to those Retalix shares, we will disregard your Letter of Transmittal. If you submit a Letter of Transmittal and a Notice of Objection concurrently with respect to the same Retalix shares, we will disregard the Notice of Objection.

        Withdrawing your Objection. You may withdraw a previously submitted Notice of Objection at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the U.S. Depositary at its address set forth on the back cover of this offer to purchase. Any notice of withdrawal must specify the name of the person(s) who submitted the Notice of Objection to be withdrawn and the number of Retalix shares to which the Notice of Objection to be withdrawn relates. Following the withdrawal of a Notice of Objection, a new Notice of Objection may be submitted at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date by following the procedures described above.

        If, with respect to all or any portion of your Retalix shares, you object to the offer during the Initial Offer Period and the conditions to the offer have been satisfied or, subject to applicable law, waived by us, you may tender such Retalix shares during the Additional Offer Period. See Section 1 and Section 11.

        Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Retalix shares or Notice of Objection will be determined by us, in our sole discretion. We reserve the absolute right to reject any or all tenders or Notices of Objection that we determine not to be in proper form or, in the case of tenders, the acceptance for payment of which may be unlawful. A tender of Retalix shares or Notice of Objection will not have been made until all defects and irregularities have been cured or waived. None of us, our affiliates, our assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities in tenders of Retalix shares or Notices of Objection or incur any liability for failure to give any notification.

        If you tender your Retalix shares pursuant to the applicable procedure described above, it will constitute your acceptance of the terms of, and conditions to, the offer, as well as your representation and warranty to us that:

—	you have the full power and authority to tender, sell, assign and transfer the tendered Retalix shares (and any and all Retalix shares or other securities issued or issuable in respect of your Retalix shares); and

—	when we accept your Retalix shares for payment, we will acquire good and unencumbered title to your Retalix shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

Tenders to Clal Finance Batucha Investment Management Ltd., our Israeli Depositary

        Eligibility; Who May Tender to, or Object to the Offer through, the Israeli Depositary. Shareholders who are either Listed Holders or Unlisted Holders should tender their Retalix shares to, or object to the offer through, the Israeli Depositary. All other shareholders should tender to the U.S. Depositary, as described above.

        Valid Tender.

—	By Unlisted Holders: in order for an Unlisted Holder to validly tender Retalix shares in the offer to the Israeli Depositary, such Unlisted Holder must notify the Israeli Depositary, via the TASE member with which its securities deposit is managed, of its tender by delivery of an Acceptance Notice of an Unlisted Holder to the TASE member, duly signed by the Unlisted Holder or its duly authorized attorney-in-fact.

An Acceptance Notice of an Unlisted Holder must be submitted to a TASE member with which the securities deposit of the Unlisted Holder is being managed, on an Israeli business day, generally between the hours of 9:00 a.m. and 5:00 p.m., Israel time (2:00 a.m. and 10:00 a.m., New York time), during the Initial Offer Period or Additional Offer Period, as applicable. We recommend that you check at what time you may submit the Acceptance Notice with the TASE member with which your securities deposit is managed.

An Unlisted Holder who wishes to submit an Acceptance Notice at any time on the Final Expiration Date must send an Acceptance Notice to the Israeli Depositary at its address set forth on the back cover of this offer to purchase. We refer to this as the Late Acceptance Notice of an Unlisted Holder. The Late Acceptance Notice of an Unlisted Holder will be valid only if the Unlisted Holder properly completes and submits a copy of such Acceptance Notice to the TASE member with which its securities deposit is managed by the following Israeli business day by 9:30 a.m., Israel time (2:30 a.m., New York time), and provided that such TASE member provides the Israeli Depositary with an additional Acceptance Notice of TASE Member (as described below), by that same day by 11:00 a.m., Israel time (4:00 a.m., New York time).

Each of the TASE members is required to deliver to the Israeli Depositary, at its address set forth on the back cover of this offer to purchase, on the Initial Completion Date and again on the Final Expiration Date, one Acceptance Notice of TASE Member, representing all Acceptance Notices delivered to such TASE member by any Unlisted Holder. In addition, each TASE member is required to deliver to the Israeli Depositary, if applicable, an additional Acceptance Notice of TASE Member, if such TASE member receives, in a timely manner, any Late Acceptance Notices of an Unlisted Holder.

If the conditions to the offer are satisfied or, subject to applicable law, waived by us, the purchase price for the Retalix shares validly tendered in the offer and accepted by us for payment will be transferred to the Unlisted Holder by the Israeli Depositary promptly following the Final Expiration Date, by crediting within four U.S. business days following the Final Expiration Date the Unlisted Holder’s bank account according to the particulars given to the Israeli Depositary through the relevant TASE member.

If any condition to the offer is not satisfied prior to the Initial Completion Date and not waived by us, or if we withdraw the offer, we will promptly return all the Acceptance Notices to the TASE members (and through them, to the Unlisted Holders) via the Israeli Depositary.

—	By Listed Holders: in order for a Listed Holder to validly tender Retalix shares in the offer to the Israeli Depositary, such Listed Holder must deliver, prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date or Final Expiration Date, as applicable, (1) a share certificate or share certificates representing its Retalix shares accompanied by (2) an Acceptance Notice of a Listed Holder duly signed by the Listed Holder or its duly authorized attorney-in-fact. A Listed Holder must deliver the share certificate(s) and the accompanying Acceptance Notice of Listed Holder to the Israeli Depositary at its address set forth on the back cover of this offer to purchase. Delivery of the documents described above to the Israeli Depositary will be made against a certificate of receipt given by the Israeli Depositary during normal business hours.The Israeli Depositary will hold all documents delivered to it by Listed Holders as trustee until the Final Expiration Date.

If the conditions to the offer are satisfied or, subject to applicable law, waived by us, the purchase price for the Retalix shares validly tendered in the offer and accepted by us for payment will be transferred to a Listed Holder by the Israeli Depositary promptly following the Final Expiration Date, by crediting within four U.S. business days following the Final Expiration Date the Listed Holder’s bank account according to the particulars delivered to the Israeli Depositary.

If any condition to the offer is not satisfied prior to the completion of the Initial Offer Period and not waived by us, or if we withdraw the offer, we will promptly return to the Listed Holders, via the Israeli Depositary, all the Acceptance Notices, share certificates and other documentation attached to the Acceptance Notices delivered by the respective Listed Holders.

        The valid tender of Retalix shares pursuant to the applicable procedure described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the offer.

        Objecting to the Offer. If you want to notify us of your objection to the offer with respect to all or any portion of your Retalix shares, and:

—	you are an Unlisted Holder with respect to such Retalix shares, you must notify us, through the TASE member, of your objection to the offer by delivering the Notice of Objection to the TASE member duly signed by you or your duly authorized attorney-in-fact. We refer to this as the Notice of Objection of an Unlisted Holder.

Each of the TASE members is required to deliver to the Israeli Depositary, at its address set forth on the back cover of this offer to purchase, prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date, one Notice of Objection, referred to as the Notice of Objection of TASE Member, representing all Notices of Objection delivered by each Unlisted Holder to such TASE member; or

—	you are a Listed Holder with respect to such Retalix shares, you must notify us, through the Israeli Depositary, of your objection to the offer by delivering the Notice of Objection to the Israeli Depositary at its address set forth on the back cover of this offer to purchase, duly signed by you, prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date. Delivery of the documents set forth above to the Israeli Depositary will be made against a certificate of receipt given by the Israeli Depositary.

        We will disregard any Notices of Objection (whether Notices of Objection of TASE Members or Notices of Objection of Listed Holders) received by the Israeli Depositary after such deadline. In addition, if you (or the TASE member on your behalf) submit a Notice of Objection with respect to Retalix shares and thereafter you (or the TASE member on your behalf) deliver an Acceptance Notice by which you tender those Retalix shares, we will disregard your Notice of Objection. Similarly, if you (or the TASE member on your behalf) submit an Acceptance Notice by which you tender Retalix shares, and thereafter you (or the TASE member on your behalf) deliver to us a Notice of Objection with respect to those Retalix shares, we will disregard your Acceptance Notice. If you (or the TASE member on your behalf) submit an Acceptance Notice and a Notice of Objection concurrently with respect to the same Retalix shares, we will disregard the Notice of Objection.

        Withdrawing your Objection. You may withdraw a previously submitted Notice of Objection at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date, as follows:

—	if you are an Unlisted Holder, you may withdraw your Notice of Objection by delivering to the TASE member to which you delivered your Notice of Objection, a copy of the Notice of Objection which was delivered by you, marked “Notice of Objection Cancelled” and accompanied by the date and time of delivery of your Notice of Objection to the TASE member, and your signature or the signature of your duly authorized attorney-in-fact; and

—	if you are a Listed Holder, you may withdraw your Notice of Objection by delivering to the Israeli Depositary a copy of the Notice of Objection which was delivered by you, marked “Notice of Objection Cancelled,” accompanied by the date and time of delivery of your Notice of Objection to the Israeli Depositary, and your signature or the signature of your duly authorized attorney-in-fact, and by returning the certificate of receipt to the Israeli Depositary.

        Following the withdrawal of a Notice of Objection, a new Notice of Objection may be submitted at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date by following the procedures described above.

        If, with respect to all or any portion of your Retalix shares, you object to the offer during the Initial Offer Period and the conditions to the offer have been satisfied or, subject to applicable law, waived by us, you may tender such Retalix shares during the Additional Offer Period, if applicable. See Section 1 and Section 11.

        Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Retalix shares or Notice of Objection will be determined by us, in our sole discretion. We reserve the absolute right to reject any or all tenders or Notices of Objection that we determine not to be in proper form or, in the case of tenders, the acceptance for payment of which may be unlawful. A tender of Retalix shares or Notice of Objection will not have been made until all defects and irregularities have been cured or waived. None of us, our affiliates, our assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities in tenders or Notices of Objection or incur any liability for failure to give any notification.

        If you tender your Retalix shares pursuant to the applicable procedure described above, it will constitute your acceptance of the terms of, and conditions to, the offer, as well as your representation and warranty to us that:

—	you have the full power and authority to tender, sell, assign and transfer the tendered Retalix shares (and any and all Retalix shares or other securities issued or issuable in respect of your Retalix shares); and

—	when we accept your Retalix shares for payment, we will acquire good and unencumbered title to your Retalix shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

4.	WITHDRAWAL RIGHTS

        You may withdraw previously tendered Retalix shares at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, but not during the Additional Offer Period (see Section 1 and Section 11). In addition, under U.S. law, tendered Retalix shares may be withdrawn at any time after 60 days from the date of the commencement of the offer if the Retalix shares have not yet been accepted for payment by us. If we extend the Initial Offer Period, delay our acceptance for payment of Retalix shares or are unable to accept Retalix shares for payment pursuant to the offer for any reason, then, without prejudice to our rights under the offer but subject to applicable law, the Depositaries may, nevertheless, on our behalf, retain tendered Retalix shares, and those Retalix shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. However, our ability to delay the payment for Retalix shares that we have accepted for payment is limited by applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of such bidder’s offer. Any delay will be by an extension of the offer to the extent required by law.

Withdrawal procedure for tenders to American Stock Transfer & Trust Company, our U.S. Depositary

        If you tendered your Retalix shares to the U.S. Depositary, for a withdrawal to be effective, a written notice of withdrawal must be timely received by the U.S. Depositary at the address set forth on the back cover of this offer to purchase. Any notice of withdrawal must specify the name of the person who tendered the Retalix shares to be withdrawn, the number of Retalix shares to be withdrawn and the name of the registered holder of the Retalix shares, if different from the name of the person who tendered the Retalix shares. If certificates evidencing Retalix shares to be withdrawn have been delivered or otherwise identified to the U.S. Depositary, then, prior to the physical release of the certificates, the serial numbers shown on the certificates must be submitted to the U.S. Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Retalix shares have been tendered for the account of an eligible guarantor institution. If Retalix shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Retalix shares and otherwise comply with DTC’s procedures.

        Withdrawals of tendered Retalix shares may not be rescinded. If you have properly withdrawn your Retalix shares, they will be deemed not to have been validly tendered for purposes of the offer. However, withdrawn Retalix shares may be re-tendered at any time prior to 10:00 a.m., New York time (5:00 p.m., Israel Time), on the Final Expiration Date by following the applicable procedure described in Section 3.

Withdrawal procedure for tenders to Clal Finance Batucha Investment Management Ltd., our Israeli Depositary

        If you tendered your shares to the Israeli Depositary, you may withdraw your shares as follows:

—	if you are an Unlisted Holder, you may withdraw your Retalix shares at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), by delivering to the TASE member to which you delivered your Acceptance Notice, a copy of the Acceptance Notice of an Unlisted Holder which was delivered by you, marked “Acceptance Notice Cancelled” and accompanied by the date and time of delivery of your Acceptance Notice to the TASE member, and your signature or the signature of your duly authorized attorney-in-fact; and

—	if you are a Listed Holder, you may withdraw your Retalix shares by delivering to the Israeli Depositary a copy of the Acceptance Notice of a Listed Holder which was delivered by you, marked “Acceptance Notice Cancelled,” accompanied by the date and time of delivery of your Acceptance Notice to the Israeli Depositary, and your signature or the signature of your duly authorized attorney-in-fact, and by returning the certificate of receipt to the Israeli Depositary. Promptly thereafter, the Israeli Depositary will return to you the share certificate(s) and Acceptance Notice delivered to the Israeli Depositary by you. Withdrawal of an Acceptance Notice by a Listed Holder may only be performed by delivering the cancelled Acceptance Notice to the Israeli Depositary at its address set forth on the back cover of this offer to purchase, at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date.

        Withdrawals of tendered Retalix shares may not be rescinded. If you have properly withdrawn Retalix shares, they will be deemed not to have been validly tendered for purposes of the offer. However, withdrawn Retalix shares may be re-tendered at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Final Expiration Date by following the applicable procedure descried in Section 3.

Determination of Validity

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, subject to applicable law. None of us or our affiliates or assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	MATERIAL U.S. FEDERAL INCOME TAX AND ISRAELI INCOME TAX CONSEQUENCES.

Certain Material U.S. Federal Income Tax Consequences.

        U.S. Holders. The following discussion summarizes certain material U.S. federal income tax consequences of the offer applicable to the shareholders of Retalix who are U.S. Holders and whose Retalix shares are tendered and accepted for payment pursuant to the offer. A “U.S. Holder” means a holder of Retalix shares who is:

—	a citizen or resident of the U.S.;

—	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized under the laws of the U.S., any state thereof or the District of Columbia;

—	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

—	a trust (A) if a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or (B) if, in general, it was in existence on August 20, 1996, was treated as a U.S. person under the Code on the previous day and made a valid election to continue to be so treated.

        This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, current and proposed Treasury regulations promulgated under the Code, administrative pronouncements and judicial decisions and interpretations as of the date hereof, all of which are subject to differing interpretations or change, which change may apply retroactively and could materially affect the continued validity of this summary and the tax consequences described in this Section 5. Subject to the discussion set forth below under the heading entitled “Characterization of the Purchase if Retalix is a Passive Foreign Investment Company,” this discussion assumes that Retalix is not and has never been a “passive foreign investment company,” “controlled foreign corporation,” “foreign investment company” or “foreign personal holding company” for U.S. federal income tax purposes.

        This discussion addresses only Retalix shares that are held as capital assets within the meaning of Section 1221 of the Code. No ruling has been or will be sought from the U.S. Internal Revenue Service, or IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the offer. This discussion does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment, including, without limitation:

—	regulated investment companies;

—	broker-dealers (including in securities or foreign currency) or insurance companies;

—	persons who have elected to apply a mark-to-market method of accounting;

—	certain former citizens or former long-term residents of the United States;

—	tax-exempt organizations or retirement plans;

—	persons subject to the alternative minimum tax;

—	banks and other financial institutions;

—	persons who hold their Retalix shares as part of a position in a straddle or as part of a hedging, conversion, constructive sale, synthetic security, or other integrated investment;

—	holders who received their Retalix shares through the exercise of employee stock options or otherwise as compensation;

—	partnerships or other pass-through entities or persons who hold their Retalix shares through partnerships or other pass-through entities;

—	holders who within the five-year period prior to the offer owned directly, indirectly or by attribution at least 10.0% of the voting power of Retalix; and

—	persons whose functional currency is not the U.S. dollar.

        In addition, this summary does not discuss any foreign, state, or local tax consequences or any U.S. tax consequences (e.g., estate or gift tax) relevant to U.S. Holders other than U.S. federal income tax consequences.

        WE RECOMMEND THAT RETALIX SHAREHOLDERS WHO ARE U.S. HOLDERS CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS. FOR A DISCUSSION OF CERTAIN ISRAELI INCOME TAX CONSEQUENCES, SEE BELOW UNDER “CERTAIN MATERIAL ISRAELI TAX CONSEQUENCES.”

        Characterization of the Purchase if Retalix is not a Passive Foreign Investment Company. The receipt of cash for Retalix shares pursuant to the offer will be treated as a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who sells Retalix shares pursuant to the offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Retalix shares sold pursuant to the offer. Gain or loss will be determined separately for each block of Retalix shares (i.e., Retalix shares acquired at the same cost in a single transaction) tendered pursuant to the offer. The gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Retalix shares for more than one year at the time of the consummation of the offer. Special limitations apply to the use of capital losses.

        Characterization of the Purchase if Retalix is a Passive Foreign Investment Company. In general, a non-U.S. corporation will be classified as a passive foreign investment company within the meaning of Section 1297(a) of the Code (“PFIC”) if, for any taxable year, at least 75% of its gross income consists of passive income (such as dividends, interest, rents, royalties, or gains on certain securities or commodities transactions), or at least 50% of the average value of its assets consists of assets that produce or are held for the production of, passive income. The 2007 Form 20-F provides that Retalix, subject to the discussion therein, believes that in 2007 it was not a PFIC. The 2007 Form 20-F also provides that, because the determination of PFIC status is a factual determination that must be made annually at the close of each taxable year, Retalix’s PFIC status for 2008 has not been determined yet.

        In general, if Retalix were characterized as a PFIC for any taxable year during a U.S. Holder’s period of ownership, any gain recognized by such U.S. Holder who sells Retalix shares pursuant to the offer would be treated as ordinary income and would be subject to tax as if the gain had been realized ratably over the holding period of the Retalix shares. The amount allocated to the current taxable year and any taxable year with respect to which Retalix was not a PFIC would be taxed as ordinary income (rather than capital gain) earned in the current taxable year. The amount allocated to other taxable years would be taxed at the highest marginal rates applicable to ordinary income for such taxable years, and the U.S. Holder also would be liable for an additional tax equal to the interest on such tax liability for such years. We recommend that U.S. Holders consult their tax advisors regarding the potential application of the PFIC rules to the sale of Retalix shares pursuant to the offer.

        Information Reporting and Backup Withholding. Payments made by the U.S. Depositary in connection with the offer may be subject to information reporting to the IRS and possible backup withholding. Under the U.S. federal backup withholding tax rules, 28.0% of the gross proceeds payable to a shareholder or other payee pursuant to the offer must be withheld and remitted to the U.S. Treasury, unless the U.S. Holder (or other payee) who tenders its Retalix shares to the U.S. Depositary provides such shareholder’s (or other payee’s) taxpayer identification number (employer identification number or social security number) to the U.S. Depositary and otherwise complies with the backup withholding rules. Each U.S. Holder tendering its shares to the U.S. Depositary should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certificate necessary to avoid backup withholding.

        Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. holders’ federal income tax liability, provided the required information is furnished to the IRS.

Certain Material Israeli Tax Consequences.

        The following discussion summarizes the material Israeli tax consequences of the offer applicable to Retalix’s shareholders whose Retalix shares are tendered and accepted for payment pursuant to the offer. The following discussion is based on the Israeli Income Tax Ordinance [New Version], 1961, as amended, or the Ordinance, the regulations promulgated thereunder, administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed below. There can be no assurance that the Israeli Tax Authority, or the ITA, or a court will not take a position contrary to the Israeli income tax consequences discussed herein or that any such contrary position taken by the ITA or a court would not be sustained. This discussion addresses only Retalix shares that are held as capital assets (generally, assets held for investment) within the meaning of the Ordinance. This discussion does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment.

        The tax discussion set forth below is based on present law. Because individual circumstances may differ, we recommend that you consult your tax advisors to determine the applicability of the rules discussed below to you and the particular tax effects of the offer, including the application of Israeli or other tax laws.

        The summary below does not discuss the effects of any non-Israeli tax laws. For a discussion of certain U.S. federal income tax consequences, see above under “Certain Material U.S. Federal Income Tax Consequences.”

        Characterization of the Purchase. The receipt of cash for Retalix shares pursuant to the offer generally will be treated as a taxable transaction for Israeli income tax purposes in which a holder of Retalix shares will be treated as having sold such Retalix shares.

        Israeli Residents. Israeli law generally imposes a capital gains tax on a sale or disposition of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including shares in Israeli companies (such as Retalix), by non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

        Tax Rates. Pursuant to the Ordinance and the regulations promulgated thereunder, the tax rate applicable to capital gains derived from the sale of Retalix shares, whether listed on a stock market or not, is 20% for Israeli individuals, unless such shareholder claims a deduction for financing expenses in connection with such Retalix shares, in which case the gain generally will be taxed at a rate of 25%. Additionally, if such shareholder is considered a “significant shareholder” at any time during the 12-month period preceding such sale, i.e., such shareholder holds directly or indirectly, including with others, at least 10% of any means of control in the company, the tax rate is 25%. Companies are subject to the corporate tax rate on capital gains derived from the sale of Retalix shares (currently 26%), unless such companies were not subject to the Israeli Income Tax Law (Inflationary Adjustments), 1985 (or certain regulations), or the Inflationary Adjustments Law, prior to August 10, 2005, in which case the applicable tax rate is 25%. However, the foregoing tax rates will not apply to: (i) dealers in securities; (ii) shareholders who acquired their Retalix shares prior to Retalix’s initial public offering on Nasdaq (that may be subject to a different tax arrangement); and (iii) in some cases, shareholders who received their Retalix shares through the exercise of employee stock options or otherwise as compensation. The tax basis of Retalix shares acquired prior to January 1, 2003 by individuals and by companies that were not subject to the Inflationary Adjustments Law will be determined in accordance with the average closing share price on the TASE or Nasdaq, as applicable, for the three trading days preceding January 1, 2003. However, a request may be made to the tax authorities to consider the actual adjusted cost of the Retalix shares as the tax basis if it is higher than such average price.

        Non-Israeli residents. Non-Israeli residents generally will be exempt from capital gains tax on the sale of the Retalix shares, provided that such shareholders did not acquire their Retalix shares prior to Retalix’s initial public offering and that the gains are not attributed to a permanent establishment of such shareholders in Israel. However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of 25.0% or more in such non-Israeli corporation, or (ii) are the beneficiary of, or are entitled to, 25.0% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

        In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended, or the U.S.-Israel Tax Treaty, the sale, exchange or disposition of Retalix shares by a person who (i) holds the Retalix shares as a capital asset, (ii) qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty, and (iii) is entitled to claim the benefits afforded to such U.S. resident by the U.S.-Israel Tax Treaty (such person is referred to as a U.S. Treaty Resident), generally will not be subject to Israeli capital gains tax unless such U.S. Treaty Resident held, directly or indirectly, Retalix shares representing 10% or more of the voting power of Retalix during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions, or the capital gains can be allocated to a permanent establishment of such U.S. Treaty Resident in Israel. If the exemption is not available, such sale, exchange or disposition would be subject to Israeli capital gains tax to the extent applicable. Under the U.S.-Israel tax Treaty, such U.S. Treaty Resident would be permitted to claim a credit for Israeli income tax against the U.S. federal income tax imposed on the disposition, subject to the limitations in the U.S. tax laws applicable to foreign tax credits.

        Israeli Withholding Tax. The gross proceeds payable to a tendering shareholder in the offer generally will be subject to Israeli withholding tax at the rate of 20% of the shareholder’s gain on such sale. An approval from the ITA was obtained with respect to the withholding tax rates applicable to shareholders as a result of the purchase of Retalix shares pursuant to the offer. The approval provides, among other things, that:

        (1) tendering shareholders who acquired their Retalix shares after Retalix’s initial public offering on the TASE in 1994 and who certify that they are non-Israeli residents (and, in the case of corporations, that no Israeli residents (x) hold 25.0% or more of the means of control such corporations or (y) are the beneficiaries of, or are entitled to, 25.0% or more of the revenues or profits of such corporations, whether directly or indirectly), will not be subject to Israeli withholding tax; and

        (2) payments to tendering shareholders who acquired their Retalix shares after Retalix’s initial public offering on the TASE in 1994 and who hold their Retalix shares through an Israeli broker or Israeli financial institution will be made by us without any Israeli withholding at source, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law.

        The approval does not address shareholders who are not described in clauses (1) and (2) above, and therefore they will be subject to Israeli withholding tax at the applicable rate of the gross proceeds payable to them pursuant to the offer, as prescribed by Israeli tax law.

        More specifically, based on the approval, if a Retalix shareholder tenders its Retalix shares to:

—	the U.S. Depositary, the U.S. Depositary may be required to withhold Israeli tax at the applicable rate of the gross proceeds payable to such shareholder pursuant to the offer, unless such shareholder, upon the terms and conditions set forth in the Letter of Transmittal, either:

—	certifies, by completing the Declaration Form (Declaration of Status for Israeli Income Tax Purposes), or the Declaration Form, included in the Letter of Transmittal or otherwise delivered to such shareholder, that (1) such shareholder is NOT a “resident of Israel” for purposes of the Ordinance, and if it is a corporation that is NOT a “resident of Israel” – that Israeli residents are NOT “controlling shareholders” (as defined under Section 68A of the Ordinance) of such corporation, nor are Israeli residents the beneficiaries of, and are not entitled to, 25.0% or more of such corporation’s revenues or profits, whether directly or indirectly, or (2) such shareholder is a bank, broker or financial institution resident in Israel. In such case, the U.S. Depositary will not withhold any Israeli withholding tax from the gross proceeds payable to you pursuant to the offer; or

—	provide the U.S. Depositary, with a copy (which shall not constitute notice) to Naschitz, Brandes & Co., our legal counsel in Israel, at its address set forth on the back cover of this offer to purchase, with a valid certificate from the ITA entitling such shareholder to an exemption or a specified withholding tax rate, referred to as the ITA Waiver. In such case, the U.S. Depositary will withhold Israeli withholding tax (or not withhold, if such shareholder is entitled to an exemption) from the gross proceeds payable to it pursuant to the offer in accordance with such ITA Waiver; or

—	the Israeli Depositary, and such shareholder

—	holds its Retalix shares through a TASE member, such TASE member will withhold Israeli income tax, if applicable, at the rate of up to 20% of the gain realized by such shareholder from the sale of Retalix shares in the offer, in accordance with the Israeli Income Tax Regulations (Withholding from Consideration, Payment or Capital Gains on the Sale of a Security or Forward Transaction), 2002; or

—	is named as a holder of Retalix shares in the Register of Shareholders of Retalix in Israel, the Israeli Depositary may be required to withhold Israeli tax at the applicable rate of the gross proceeds payable to such shareholder pursuant to the offer, unless such shareholder provides the Israeli Depositary, with a copy (which shall not constitute notice) to Naschitz, Brandes & Co., our legal counsel in Israel, at its address set forth on the back cover of this offer to purchase, with a valid ITA Waiver, in which case, the Israeli Depositary will withhold Israeli withholding tax (or not withhold, if such shareholder is entitled to an exemption) from the gross proceeds payable to it pursuant to the offer in accordance with such ITA Waiver.

        We recommend that you consult your tax advisors regarding the application of Israeli income and withholding taxes (including eligibility for any withholding tax reduction or exemption, and the refund procedure).

        Please note that if you tender your Retalix shares to the U.S. Depositary and provide a Declaration Form, you also consent to the provision of such Declaration Form to us and to the ITA in case the ITA so requests for purposes of audit or otherwise.

        All questions as to the validity, form or eligibility of any Declaration Form or ITA Waiver (including time of receipt) and, subject to applicable law, the withholding of Israeli taxes, will be determined by us, in our sole discretion. We reserve the absolute right to reject any or all Declaration Forms or ITA Waivers that we determine not to be in proper form or pursuant to which the failure to withhold any Israeli taxes may be unlawful. We also reserve, subject to applicable law, the absolute right, in our sole discretion, to waive any defect or irregularity in any Declaration Form or ITA Waiver of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. None of us, our affiliates, our assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities or incur any liability for failure to give any notification.

        An excerpt of the definition of an Israeli resident in the Ordinance is attached as Annex B.

        The Israeli withholding tax is not an additional tax. Rather, the Israeli income tax liability of shareholders subject to Israeli withholding tax will be reduced by the amount of Israeli tax withheld. If Israeli withholding tax results in an overpayment of Israeli taxes, the holder may apply to the ITA in order to obtain a refund. However, no assurance is given as to whether and when the ITA will grant such refund.

        The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or description of all potential Israeli tax effects of the offer. We recommend that Retalix shareholders consult their tax advisors concerning the Israeli and non-Israeli tax consequences to them of tendering their shares in the offer.

6.	PRICE RANGE OF THE SHARES ETC.

        Retalix shares are listed and traded on Nasdaq under the ticker symbol “RTLX” and on the TASE. Retalix shares commenced trading on the TASE in October 1994 and on Nasdaq in July 1998. The TASE is the principal market, by trading volume, of the Retalix shares.

        The following table sets forth, for each of the fiscal quarters indicated, the high and low closing sale price per share on Nasdaq and the TASE as reported in published financial sources. All share prices on Nasdaq are reported in U.S. dollars and all share prices on the TASE are reported in NIS. On January 12, 2009, the prevailing exchange rate was $1.00 for NIS 3.8950.

Quarter	Nasdaq Global Select Market		The Tel Aviv Stock Exchange
	High	Low	High		Low

2006
First Quarter	$26.65	$23.54	NIS	122.40	NIS	109.00
Second Quarter	$27.07	$21.03	NIS	123.40	NIS	95.69
Third Quarter	$22.17	$16.50	NIS	99.18	NIS	73.18
Fourth Quarter	$19.34	$16.02	NIS	82.08	NIS	65.39

2007
First Quarter	$21.83	$17.00	NIS	90.12	NIS	69.13
Second Quarter	$23.30	$19.00	NIS	93.75	NIS	79.77
Third Quarter	$20.13	$15.67	NIS	84.49	NIS	65.03
Fourth Quarter	$20.91	$16.66	NIS	83.80	NIS	61.30

2008
First Quarter	$18.18	$12.85	NIS	65.30	NIS	45.48
Second Quarter	$16.83	$13.07	NIS	57.08	NIS	43.00
Third Quarter	$13.42	$9.20	NIS	44.95	NIS	30.39
Fourth Quarter	$11.87	$3.90	NIS	38.10	NIS	15.02

2009
First Quarter (through January 12, 2009)	$6.15	$5.70	NIS	23.85	NIS	23.00

                The following table sets forth, for each of the months indicated, the high and low closing sale price per share on Nasdaq and the TASE as reported in published financial sources. All share prices on Nasdaq are reported in U.S. dollars and all share prices on the TASE are reported in NIS. On January 12, 2009, the prevailing exchange rate was $1.00 for NIS 3.8950.

	NASDAQ GLOBAL SELECT MARKET		TEL AVIV STOCK EXCHANGE
	HIGH	LOW	HIGH		LOW

January 2008	$15.73	$12.85	NIS	60.05	NIS	49.14
February 2008	$18.18	$15.82	NIS	65.30	NIS	58.94
March 2008	$16.18	$13.32	NIS	58.00	NIS	45.48
April 2008	$15.13	$13.82	NIS	53.72	NIS	48.16
May 2008	$16.83	$14.05	NIS	57.08	NIS	47.80
June 2008	$14.54	$13.07	NIS	49.36	NIS	43.00
July 2008	$13.42	$9.20	NIS	41.84	NIS	30.39
August 2008	$12.13	$11.00	NIS	43.64	NIS	38.76
September 2008	$12.21	$10.29	NIS	44.95	NIS	37.16
October 2008	$11.87	$7.10	NIS	38.10	NIS	27.11
November 2008	$8.69	$3.90	NIS	33.00	NIS	15.02
December 2008	$6.57	$5.10	NIS	24.89	NIS	19.90

        The average closing sale price for Retalix shares on Nasdaq during the six months prior to the date of this offer to purchase, i.e., between July 13, 2008 and January 12, 2009 was $8.97 per share. Accordingly, the purchase price in the offer is 33% lower than the said average closing price on Nasdaq and is 2% higher than the closing price on Nasdaq on January 12, 2009.

        The average closing sale price for Retalix shares on the TASE during the six months prior to the date of this offer to purchase, i.e., between July 13, 2008 and January 12, 2009, was NIS 32.06 per share. Accordingly, the purchase price in the offer (NIS 23.37 based on an exchange rate of NIS 3.8950 per United States dollar as of January 12, 2009) is 27% lower than the said average closing price on the TASE and is 1% lower than the closing price on the TASE on January 12, 2009.

        On January 12, 2009, the last trading day before we announced our intention to commence the offer, the closing sale price per share as reported on Nasdaq was $5.88 and as reported on the TASE was NIS 23.66 ($6.07 based on an exchange rate of NIS 3.8950 per United States dollar as of January 12, 2009).

        We recommend that you obtain a current market quotation for Retalix shares.

        Based on Retalix’s unaudited consolidated financial statements for the period ended September 30, 2008, Retalix’s shareholders equity was $228,133,000 and its shareholders’ equity per share (based on 20,315,515 Retalix shares outstanding on such date) was $11.23.

7.	EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

        Our purchase of Retalix shares pursuant to the offer will reduce the number of Retalix shares that might otherwise be traded publicly and may reduce the number of Retalix shareholders. In particular, if the offer is consummated, Retalix’s “public float,” that is the number of Retalix shares owned by Retalix’s non-affiliated shareholders and available for trading in the securities markets, will be reduced. This may result in lower share prices or reduced liquidity in the trading market for Retalix shares in the future. Nonetheless, each member of our bidder group anticipates that there will be a sufficient number of Retalix shares issued and outstanding and publicly-traded following consummation of the offer to ensure a continued trading market for the Retalix shares. Based upon published guidelines of Nasdaq and the TASE, each member of our bidder group believes that our purchase of Retalix shares pursuant to the offer will not, in itself, cause the remaining Retalix shares to be delisted from Nasdaq or the TASE.

        The Retalix shares are currently “margin securities” under the rules and regulations of the Board of Governors of the Federal Reserve System. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Retalix shares as collateral. Each member of our bidder group believes that following the purchase of Retalix shares pursuant to the offer, the Retalix shares will continue to be “margin securities” for purposes of the margin rules and regulations of the Board of Governors of the Federal Reserve System.

        Retalix shares are registered under the Exchange Act, which requires, among other things, that Retalix furnish certain information to its shareholders and the SEC. Each member of our bidder group believes that our purchase of Retalix shares pursuant to the offer will not result in deregistration of the Retalix shares under the Exchange Act or otherwise cause Retalix to no longer be subject to the reporting requirements of the Exchange Act applicable to it (as a foreign private issuer).

8.	INFORMATION CONCERNING RETALIX.

        The information concerning Retalix contained in this offer to purchase has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to these documents and records. We have not independently verified the accuracy or completeness of the information contained in such documents or records.

        Overview. Retalix’s legal and commercial name is Retalix Ltd. and its legal form is a company limited by shares. It was incorporated under the laws of the State of Israel on March 5, 1982 under the name Point of Sale Ltd. It changed its name to Retalix Ltd. in 2000. Retalix’s corporate headquarters and principal executive offices are located at Zarhin Street, Ra’anana 43000, Israel. Its telephone number in Israel is +972-9-776-6677. Retalix’s U.S. agent is a Retalix subsidiary, Retalix USA Inc., located at 6200 Tennyson Parkway, Suite 150, Plano, Texas 75024, and its telephone number is (469) 241-8400. Retalix’s website address is www.retalix.com. However, information contained on Retalix’s website does not constitute a part of this offer to purchase.

        During Retalix’s initial years of operation in the 1980s and the early 1990s Retalix focused on the development and sales of store level software solutions to food retailers. During the second half of the 1990s Retalix widened its offerings to cover, in addition to solutions designed for the grocery retail industry, also solutions for the fuel and convenience retail industries as well as solutions covering the management of sales operations at the chain level. During this period Retalix also significantly increased its sales internationally and in particular in the United States. During the period from 1999 through 2003, Retalix strengthened its presence internationally, formed the StoreNext initiatives in Israel and the United States, which are designed to create collaborative communities of small retailers, suppliers and manufacturers, and enriched its offerings with the introduction of web based and mobile solutions. During 2004 and 2005, with the acquisitions of OMI International Inc. and Integrated Distribution Solutions, L.L.C., Retalix significantly widened its offerings to include supply-chain management solutions for retailers as well as for suppliers and manufacturers. In 2005, Retalix introduced new sophisticated solutions complementing recent industry focuses, such as customer loyalty and optimization of ordering. During 2006 and 2007, Retalix made a significant effort in developing a Java-based, thin-client, next-generation supply chain management application suite, which is referred to as Retalix InSync.

        Retalix’s ordinary shares began trading on the Tel Aviv Stock Exchange in October 1994 and on the Nasdaq National Market (now the Nasdaq Global Select Market) in July 1998 under the ticker symbol “RTLX”.

        Available Information. Retalix is subject to the informational filing requirements of the Exchange Act applicable to “foreign private issuers” and, in accordance therewith, is obligated to file reports, including annual reports on Form 20-F, and other information with the SEC relating to its business, financial condition and other matters.

        These reports and other information should be available for inspection at the public reference facilities of the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549, and at the regional offices of the SEC. Copies of this information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Retalix’s filings on or after October 29, 2002 are also available on the SEC’s website (http://www.sec.gov).

        According to Chapter E’3 of the Israeli Securities Law and regulations promulgated thereunder, Retalix is required to file with the ISA and the TASE any document it is required to file or that it has furnished or made public to its investors in accordance with U.S. law and any other information that it receives from its shareholders regarding their holdings in Retalix, and which was furnished or that has to be furnished, according to U.S. law, to Retalix’s shareholders. Such filings, if filed on or after January 1, 2001, are available on the TASE’s website (http://maya.tase.co.il), and, if were filed on or after November 4, 2003, are also available on the ISA’s website (http://www.magna.isa.gov.il).

9.	INFORMATION CONCERNING THE BIDDER GROUP.

        Overview. Our legal and commercial name is Ronex Holdings, Limited Partnership and our legal form is a limited partnership. We were formed in Israel in 2008 for the sole purpose of acquiring shares in Retalix. Our limited partners are FIMI Israel Opportunity Fund II, Limited Partnership, FIMI Opportunity II Fund, L.P., FIMI Israel Opportunity IV, Limited Partnership and FIMI Opportunity IV, L.P which are limited partnerships that are part of a group of private equity funds known as the FIMI Funds. The FIMI Funds invest in companies that are predominantly located in Israel or that have significant ties or relations to Israel. Our general partner is Ronex Holdings Ltd., a private company limited by shares that is owned in equal parts by FIMI Opportunity 2005 Ltd. and FIMI IV 2007 Ltd., the two managing general partners of the FIMI Funds. Ishay Davidi is the founder of the FIMI Funds and the chief executive officer of each of FIMI IV 2007 Ltd. and FIMI Opportunity 2005 Ltd. Ishay Davidi also serves as the chairman of Retalix’s board of directors. Gillon Beck, a partner and an executive of FIMI IV 2007 Ltd. and FIMI Opportunity 2005 Ltd. is a member of Retalix’s board of directors. Our principal executive offices, and the principal executive officers of Ronex Holdings Ltd., FIMI Opportunity 2005 Ltd. and FIMI IV 2007 Ltd., are located at Rubinstein House, 37 Menachem Begin Rd., Tel-Aviv 67137, Israel. Our telephone number, and the telephone number of Ronex Holdings Ltd., FIMI Opportunity 2005 Ltd. and FIMI IV 2007 Ltd., in Israel is +972-3-565-2244. Ishay Davidi Management Ltd. and Ishay Davidi Holdings Ltd. are holding companies that control FIMI Opportunity 2005 Ltd. and FIMI IV 2007 Ltd., the two managing general partners of the FIMI Funds. Their principal executive offices are also located at Rubinstein House, 37 Menachem Begin Rd., Tel-Aviv 67137, Israel and their telephone number in Israel is +972-3-565-2244. Ishay Davidi, who controls each of Ishay Davidi Management Ltd. and Ishay Davidi Holdings Ltd. has the same principal executive office and telephone number as that of Ishay Davidi Management Ltd. and Ishay Davidi Holdings Ltd.

        Except as set forth in this offer to purchase, no member of our bidder group nor, to the best of our knowledge, any of the other persons listed on Schedule I, nor any affiliate or majority-owned subsidiary of any of the foregoing, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in Retalix shares during the past 60 days.

        Except as set forth in this document, no member of our bidder group, nor to the best of our knowledge, any other person listed on Schedule I, nor any affiliate or majority-owned subsidiary of the foregoing, beneficially owns or has a right to acquire Retalix shares.

        Except as set forth in this document, no member of our bidder group, nor to the best of our knowledge, any of the other persons listed on Schedule I has had, during the past two years, any negotiations, contacts or material transactions with Retalix or any of its executive officers, directors or affiliates, concerning any merger, consolidation, acquisition, tender offer, election of directors, or the sale of a material amount of the assets of, Retalix.

        Additional Information. The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the executive officers, directors and other “senior office holders” (as such term is defined under the Israeli Securities Law) of each member of our bidder group are set forth in Schedule I to this offer to purchase.

        None of the members of our bidder group:

—	has been convicted in a criminal proceeding in the past five years (excluding traffic violations or similar misdemeanors);

—	has been party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws; or

—	has been otherwise convicted in a criminal proceeding and the statute of limitation regarding such conviction, pursuant to the Israeli Criminal Registration and Rehabilitation Law, 1981, has not elapsed prior to the date of this offer to purchase.

        Available Information. Our bidder group has filed with the SEC a Schedule TO, which includes this offer to purchase as an exhibit thereto and contains additional information concerning the offer. None of the members of our bidder group is subject to the informational filing requirements of the Exchange Act or the Israeli Securities Laws.

10.	SOURCES AND AMOUNT OF FUNDS.

        The offer is not conditioned on the availability of financing. We estimate that the total amount of funds that we will require to consummate the offer, including fees and expenses, is approximately $12.5 million (assuming we purchase 2,038,977 Retalix shares, the maximum number of Retalix shares sought to be purchased in the offer). We possess all necessary funds to consummate the offer from cash on hand. To secure the payment for the Retalix shares tendered in the offer, the Israeli Depositary, who is a member of the TASE, has agreed to guarantee our obligation to pay for the Retalix shares. In addition, to secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the maximum number of Retalix shares that we are offering to purchase in the offer. Because our offer is not conditioned on the availability of financing, we possess all of the necessary funds to consummate the offer from cash on hand, and we have deposited cash into an escrow account with the Israeli Depositary in an amount sufficient to pay for the maximum number of Retalix shares that we are offering to purchase in the offer, each member of our bidder group believes that our financial condition is not material to a decision to tender in our offer.

11.	CONDITIONS TO THE OFFER.

        Under Israeli law, we will become irrevocably bound to purchase, subject to proration, the Retalix shares validly tendered in the offer and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date, subject to the following conditions. Notwithstanding any other provisions of the offer, and in addition to (and not in limitation of) our rights to extend the Initial Offer Period or otherwise amend the terms of the offer at any time, we shall not be required to accept for payment and, subject to Israeli law, the Exchange Act and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to either pay for or return tendered Retalix shares promptly after the termination or withdrawal of the offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Retalix shares, and terminate the offer, if, in our reasonable judgment, any of the following occurs:

        (a) at 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, any one or more of the following conditions has not been satisfied:

        (1) there shall have been validly tendered and not properly withdrawn Retalix shares representing 5.0% of the issued and outstanding shares and voting power of Retalix on the Initial Completion Date (currently, 1,019,489 Retalix shares); or

        (2) as required by Israeli law, at the completion of the Initial Offer Period, the aggregate number of Retalix shares validly tendered in the offer and not properly withdrawn is greater than the aggregate number of Retalix shares represented by Notices of Objection to the offer;

        (b) (1) at any time on or after commencement of the offer and prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date,

—	any "event" (as such term is defined below) shall have occurred,

—	we did not know and could not have known of, and we did not foresee and could not have foreseen, in each case, on the date of this offer to purchase, the occurrence of such “event”, and

—	such “event” would cause the terms of the offer as a result of such “event” to become materially different from the terms which a reasonable offeror would have proposed had it known of such “event” on the date of this offer to purchase;

        For purposes of this paragraph (b)(1), an “event” shall mean any of the following:

(A)	any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign;

(B)	any action or proceeding instituted or pending by any governmental entity or third party before a court or other authority of competent jurisdiction, domestic or foreign; or

(C)	any change that has or will have occurred (or any development that has or will have occurred involving prospective changes) in the business, assets, liabilities, conditions (financial or otherwise), prospects or results of operations of Retalix that has, or could reasonably be expected to have, in our reasonable discretion, a material adverse effect on Retalix or, assuming consummation of the offer, on us; or

        (2) at any time on or after commencement of the offer and prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, any of the following shall have occurred, provided that we did not know and could not have known of, nor did we foresee and could have foreseen, such an event, on the date of this offer to purchase:

—	any general suspension of, or limitation on prices for, trading in securities on Nasdaq or the TASE;

—	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Israel (whether or not mandatory) or a material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions, that could have a material adverse effect on us, Retalix or the trading of Retalix shares;

—	in the case of any of the foregoing existing at the time of the commencement of the offer, a material escalation or the worsening thereof;

—	any change in the general political, market, economic or financial conditions in the United States, Israel or abroad that could, in our reasonable judgment, have a material adverse effect on us, Retalix or the trading of Retalix shares; or

—	a tender offer or exchange offer for any or all of Retalix shares, or any merger, acquisition, business combination or other similar transaction with or involving Retalix or any of its subsidiaries, shall have been proposed, announced or made by any person or has been publicly disclosed.

        (c) at least one Israeli business day prior to the Initial Completion Date, we shall not have obtained any approvals, licenses, permits or consents of any competent authority or any other approval, which is required under applicable law in order to purchase the Retalix shares pursuant to the offer (see Section 12). This includes that any U.S. or Israeli governmental, administrative or regulatory authority or agency has imposed, or has sought to impose, a requirement as to the terms of, or the disclosure with respect to, the offer, the compliance with which would (1) result in unreasonable cost or expense to us, (2) require unreasonable commercial efforts by us, or (3) otherwise would prohibit consummation of the offer or prevent consummation thereof within the time periods prescribed by applicable law.

        The foregoing conditions may be asserted by us regardless of the circumstances giving rise to any such conditions and, in the case of clause (b) above, subject to applicable law, may be waived by us in whole or in part at any time and from time to time until the Initial Completion Date (as may be extended), in each case, in the exercise of our reasonable judgment. You should be aware that, under Israeli law, we may not waive the conditions set forth in clause (a) and clause (c) above.

        Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date. All of the conditions of the offer must be satisfied or waived before the Initial Completion Date. If we proceed with the offer after failing to exercise any of the foregoing rights, this will be deemed a waiver of such rights, and depending on the materiality of the waived right and the number of days remaining in the offer, we may be required to extend the offer and recirculate new disclosure to the tendering shareholders. A public announcement may be made of a material change in, or waiver of, such conditions, and the Initial Offer Period may, in certain circumstances, be extended in connection with any such change or waiver.

        Should the offer be terminated pursuant to the foregoing provisions, all tendered Retalix shares not theretofore accepted for payment shall promptly be returned by the Depositaries to the tendering shareholders.

        The offer is not conditioned on the availability of financing or the approval of the board of directors of Retalix.

12.	LEGAL MATTERS AND REGULATORY APPROVALS.

        Israeli Antitrust Authority. On December 11, 2008, we filed a merger notice with respect to our purchase of Retalix shares pursuant to the offer with the Israeli Antitrust Authority. The merger notice is required because if we acquire the Retalix shares pursuant to this offer we may be deemed to own in excess of 25% of the outstanding Retalix shares. Under the Israeli Restrictive Trade Practices Law, 5758-1988, if as a result of a transaction the purchaser will own 25% or more of any means of control in a company, the approval of the Israeli Antitrust Authority is required to be obtained before the transaction may be completed. On January 14, 2009, we received the approval of the Israeli Antitrust Authority.

        The Israeli Securities Authority. Pursuant to the Israeli Securities Law, if the ISA, including an employee it authorized for that purpose, determines that this offer to purchase and related materials do not contain all the information that the ISA believes is important for a reasonable offeree, or that this offer to purchase and related materials do not comply with the provisions of the Israeli Securities Law, the ISA may direct, during the period in which the offer is open, that the Initial Completion Date be postponed, and the ISA may direct, after having given us appropriate opportunity for a fair hearing before it, that an amendment to this offer to purchase and related materials be published within one Israeli business day (unless it stipulates another time), or that an amended offer to purchase and related materials should be provided in the form and manner it directs. The ISA may order the postponement of the Initial Completion Date, if it sees fit to do so, for the protection of the interests of the offerees.

        The U.S. Securities and Exchange Commission. The SEC may or may not review and comment on this offer to purchase and related documents. However, the offer has not been approved or disapproved by the SEC (or, for that matter, any state securities commission or the ISA), nor has the SEC (or any state securities commission or the ISA) passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

        General. In addition, we must receive any necessary material approval, permit, authorization or consent of any U.S., Israeli or other governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) prior to the Initial Completion Date. Except as set forth above, we are not aware of any license or regulatory permit that appears to be material to the business of Retalix and its subsidiaries, taken as a whole, that might be adversely affected by our acquisition of Retalix shares pursuant to the offer. If any such material approval or other action is required, we presently contemplate to use our reasonable commercial efforts to obtain such approval or take such action. While, except as otherwise described in this offer to purchase, we do not presently intend to delay the acceptance for payment of, or payment for, Retalix shares tendered in the offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that failure to obtain any such approval or other action might not result in unknown or unforeseen consequences adverse to Retalix’s business. See Section 11 for conditions to the offer, including conditions with respect to regulatory approvals.

13.	FEES AND EXPENSES.

        We have retained Georgeson Inc. to serve as the Information Agent for the offer, American Stock Transfer & Trust Company, to serve as the U.S. Depositary for the offer, and Clal Finance Batucha Investment Management Ltd. to serve as the Israeli Depositary for the offer.

        The Information Agent may contact holders of Retalix shares by personal interview, mail, telephone, facsimile and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the materials relating to the offer to beneficial holders. As compensation for acting as Information Agent in connection with the offer, Georgeson Inc. will be paid a reasonable and customary fee for its services and will also be reimbursed for reasonable out-of-pocket expenses and may be indemnified against specified liabilities and expenses in connection with the offer, including specified liabilities under the federal securities laws. We will pay the Depositaries reasonable and customary compensation for their services in connection with the offer and reimburse them for reasonable out-of-pocket expenses, and will indemnify them against specified liabilities and expenses in connection with their services, including specified liabilities under the federal securities laws.

        It is estimated that the expenses incurred in connection with the offer will be approximately as set forth below:

Information Agent Fees and Expenses	$10,000
U.S. and Israeli Depositaries' Fees and Expenses	$18,000
Filing Fees	$1,000
Legal Fees	$120,000
Printing and Mailing Costs	$20,000
Miscellaneous	$10,000

Total	$179,000

        Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Retalix shares pursuant to the offer. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials relating to the offer to their customers.

14.	MISCELLANEOUS.

        We are making the offer to shareholders of Retalix by this offer to purchase and the related documents delivered to you. We are not aware of any jurisdiction where the making of the offer is prohibited by administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of the Retalix shares pursuant thereto, we will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the offer. If, after this good faith effort, we cannot comply with the state statute, subject to applicable law, the offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Retalix shares in that state. In those jurisdictions where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, we will endeavor to make arrangements to have the offer made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

        No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the related documents delivered to you and, if given or made, such information or representation must not be relied upon as having been authorized.

        Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC the Schedule TO, together with exhibits, furnishing additional information with respect to the offer. The Schedule TO and any amendments thereto, including exhibits, should be available for inspection at the public reference facilities of the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549, and at the regional offices of the SEC. Copies of this information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website http://www.sec.gov that contains reports and other information filed electronically with the SEC.

        Pursuant to the Securities Regulations (Tender Offer), 5760-2000, we have filed a copy of this offer to purchase with the ISA and the TASE.

RONEX HOLDINGS, LIMITED PARTNERSHIP

Dated: January 15, 2009

ANNEX A

Excerpt of Section 331 of the Israeli Companies Law 5759-1999

(Unofficial Translation from Hebrew)

“331.	Consent of shareholders

(a)	A special tender offer shall be addressed to all offerees, and the offerees may announce their consent to the special tender offer or their objection thereto.

(b)	A special tender offer may not be accepted unless a majority of the votes of offerees, who announced their position with respect thereto, agreed to the offer.

(c)	In counting the votes of the offerees, the votes of a controlling shareholder of the offeror or of controlling persons of the company, or of persons on their behalf or on behalf of the offeror, including their relatives and corporations under their control, shall be excluded.

(d)	If a special tender offer is accepted, then all offerees, who had not announced their position with respect the offer or who objected to the offer, may agree to the offer, not later than four days after the last date for acceptance of the tender offer, or by another date to be set by the Minister for this purpose, and they shall be treated like persons who initially agreed to the offer.”

ANNEX B

Definition of Israeli Resident for Israeli Tax Purposes

(Unofficial Translation from Hebrew)

        The following is an excerpt of Section 1 of the Israeli Income Tax Ordinance [New Version], 1961, as amended, which defines a “resident of Israel” as follows:

(A)	with respect to an individual – a person whose center of vital interests is in Israel; for this purpose the following provisions will apply:

(1)	in order to determine the center of vital interests of an individual, there shall be taken into account the whole of the individual’s family, economic and social connections, including, among others:

(a)	place of domicile;

(b)	place of residence of the individual and the individual’s immediate family;

(c)	place of the individual’s regular or permanent occupation or the place of his permanent employment;

(d)	place of the individual’s active and material economic interests;

(e)	place of the individual’s activities in organizations, associations and other institutions;

(2)	the center of vital interests of an individual will be presumed to be in Israel:

(a)	if the individual was present in Israel for 183 days or more in the tax year;

(b) if the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel during the tax year and the two previous tax years is 425 days or more.

For the purposes of this paragraph, “day” includes a portion of a day;

(3)	the presumption in subparagraph (2) may be rebutted either by the individual or by the assessing officer….

(B)	with respect to an entity – an entity that satisfies one of the following conditions:

(1)	it was incorporated in Israel;

(2)	the “control and management” of its business is exercised in Israel.

SCHEDULE I

CERTAIN INFORMATION CONCERNING THE
EXECUTIVE OFFICERS AND CONTROL PERSONS OF THE BIDDER GROUP

        Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of the executive officers and control persons of each member (other than natural persons) of our bidder group. The business address of each person listed below is Rubinstein House, 37 Menachem Begin Rd., Tel-Aviv 67137, Israel.

        Ronex’s general partner is Ronex Holdings Ltd., a private company limited by shares that is owned in equal parts by FIMI Opportunity 2005 Ltd. and FIMI IV 2007 Ltd.

        The directors and officers of our general partner are Ishay Davidi and Gillon Beck. The directors and officers of each of FIMI Opportunity 2005 Ltd. and FIMI IV 2007 Ltd. are Ishay Davidi, Gillon Beck, Yarom Oren, Sharon Amir, Amnon Goldschmidt and Ms. Chelly Pardo. The director and officer of Ishay Davidi Management Ltd. is IshayDavidi and the director and officer of Ishay Davidi Holdings Ltd. is Ishay Davidi.

        None of the persons listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All persons listed below are citizens of the State of Israel.

Name	Current Principal Occupation or Employment and Five-Year Employment History

Ishay Davidi	Mr. Davidi is the founder of the FIMI Funds and has served as the CEO of each of the managing general partners of the partnerships comprising the FIMI Funds since 2003. Mr. Davidi also serves as the chairman of Retalix and is a director at Tefron Ltd., Scope Metals Group Ltd., Inrom Industries Ltd., MDT Micro Diamond Technologies Ltd., Ophir Optronics Ltd., Orian S.M. Ltd., Merhav-Ceramic and Building Materials Center Ltd. and Bagir Group Ltd. Mr. Davidi holds a B.Sc. in Industrial and Management Engineering from Tel Aviv University and an M.B.A. from Bar Ilan University.

Gillon Beck	Mr. Beck has been a senior partner and director of the FIMI Funds since 2003. He also serves as a director of Retalix and of each of Inrom Industries Ltd., Ytong Industries Ltd. (Chairman), Nirlat Paints Ltd. (TASE), MDT Micro Diamond Technologies Ltd., Metro Motor Marketing Ltd., TANA Industries (1991) Ltd., Orian S.M. Ltd. (TASE), Gamatronic Electronic Industries Ltd. (TASE), Merhav-Ceramic and Building Materials Center Ltd. (TASE), and Concept Fashion Ltd. Previously he was a director of TAT Technologies Ltd. (NASDAQ) and Chairman of Medtechnica Ltd. (TASE). He holds a B.Sc. in Industrial Engineering from the Technion, Israel Institute of Technology, and an MBA in Finance from Bar Ilan University.

Yarom Oren	Mr. Oren has been a senior partner and director of the FIMI Funds since 2003. Mr. Oren serves as a director of Tefron Ltd., Scope Metals Group Ltd., Ophir Optronics Ltd., Ginegar Plastics Ltd. and Bagir Group Ltd. Mr. Oren holds a B.Sc. in Industrial and Management Engineering from Tel Aviv University and an M.B.A. from Warwick University.

Sharon Amir	Mr. Amir is a director of the FIMI Funds and has been a senior partner at Naschitz, Brandes & Co. since January 1997. Prior to joining Naschitz, Brandes, Mr. Amir spent four years as a corporate and tax attorney with Skadden, Arps, Slate, Meagher & Flom in New York. Mr. Amir also serves as a director of Adeptron Technologies Corporation. Mr. Amir holds a B.A. in Philosophy and Political Science from the University of New South Wales, an LL.B. from the Tel-Aviv University and an LL.M. in Taxation from New York University.

Amnon Goldschmidt	Dr. Goldschmidt was the Chief Financial Officer of Israel Discount Bank Ltd. from 1996 until 2007. Dr. Goldschmidt has been a director of the FIMI Funds since 2003. Dr. Goldschmidt also serves as a director of The First International Bank of Israel. Dr. Goldschmidt holds a PhD in economics and an MBA in finance from The Hebrew University of Jerusalem and a Bachelor of economic and social sciences from The Hebrew University of Jerusalem.

Chelly Pardo	Ms. Pardo has been a partner of the FIMI Funds since 2003. Ms. Pardo also serves as a director of Ginegar Plastics Ltd.

The U.S. Depositary for the Offer is:

By Mail or Overnight Courier:	By Hand:

American Stock Transfer & Trust Company	American Stock Transfer & Trust Company
Operations Center	Attn: Reorganization Department
Attn: Reorganization Department	59 Maiden Lane
6201 15th Avenue	Concourse Level
Brooklyn, NY 11219	New York, NY 10038

The Israeli Depositary for the Offer is:

Clal Finance Batucha Investment Management Ltd.

By Hand or Overnight Courier:	By Facsimile Transmission:

Clal Finance Batucha Investment	+972-3-565-3533
Management Ltd.
Rubinstein House
37 Menachem Begin Road	Confirm by Telephone:
Tel Aviv 65220, Israel	+972-3-565-3529/30
Attn: Avi Avivi

The Information Agent for the Offer is:

199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers (212) 440-9800
Stockholders Call Toll Free (800) 456-6497

Our Israeli legal counsel is:

5 Tuval St.
Tel Aviv 67897, Israel
Tel.: 972-3- 6235000; Facsimile: 972-3-6235005
Att: Sharon Amir, Adv.